UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

THESTREET.COM, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 15, 2010

Dear Stockholder:

I am pleased to invite you to attend TheStreet.com, Inc.’s Annual Meeting of Stockholders, which will be held on Thursday, May 27, 2010, at 10:00 a.m., at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004.  All stockholders of record as of the close of business on March 31, 2010 are entitled to vote at the Annual Meeting.  I urge you to be present in person or represented by proxy at the Annual Meeting.

This year, we are using the “Notice and Access” method of providing proxy materials via the Internet.  We believe that this process will allow us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.  On or about April 15, 2010, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2010 Proxy Statement and 2009 Annual Report on Form 10-K and vote electronically via the Internet.  The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper or e-mail copy of the proxy materials.  Stockholders who previously elected to receive a paper or e-mail copy of the proxy materials will not receive a Notice of Internet Availability of Proxy Materials and instead will receive the proxy materials in the form previously elected.

The enclosed Notice of Annual Meeting and Proxy Statement fully describe the business to be transacted at the Annual Meeting, which includes (i) the election of two directors of the Company, (ii) a proposal to amend and restate the Company’s 2007 Performance Incentive Plan and (iii) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

The Company’s Board of Directors believes that a favorable vote on each of the matters to be considered at the Annual Meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote “FOR” each such matter.  Accordingly, I urge you to review the accompanying material carefully and to vote as soon as possible.  You may vote by marking, signing, dating and returning the enclosed proxy card. Alternatively, you may vote over the Internet or by telephone.

Directors and officers of the Company will be present to help host the Annual Meeting and to respond to any questions that you may have.  Your vote is important.  Whether or not you plan to attend the Annual Meeting, please vote as soon as possible.  You may vote on the Internet, by telephone, or by completing and mailing a traditional proxy card.  Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of TheStreet.com.

Sincerely,

James J. Cramer
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TheStreet.com, Inc. (the “Company”) will be held on Thursday, May 27, 2010, at 10:00 a.m., at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004.  A proxy card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon:

(1)	The election of two Class II Directors for three-year terms expiring at the Company’s Annual Meeting of Stockholders in 2013;

(2)	A proposal to amend and restate the Company’s 2007 Performance Incentive Plan;

(3)	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(4)	Such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on March 31, 2010 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE.  YOU MAY VOTE ON THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Gregory E. Barton
Secretary of the Corporation
New York, New York
April 15, 2010

THESTREET.COM, INC.
14 Wall Street, New York, New York 10005
(212) 321-5000

i

Proposal 3 — Independent Registered Public Accounting Firm	34
Fees of Independent Registered Public Accountants	34
Information Regarding Change of Independent Registered Public Accounting Firm	34
2009 Report of the Audit Committee	35
Stockholder Proposals for 2011 Annual Meeting	36
Other Matters	37
Appendix A – TheStreet.com, Inc. 2007 Performance Incentive Plan (as amended and restated effective May 27, 2010)	A-1

ii

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2010

This Proxy Statement, or Notice of Internet Availability of Proxy Materials, is being first mailed on or about April 15, 2010 to stockholders of TheStreet.com, Inc. (the “Company”) at the direction of the Board of Directors of the Company (the “Board”) to solicit proxies in connection with the Annual Meeting of Stockholders (the “Annual Meeting”).  The Annual Meeting will be held on Thursday, May 27, 2010, commencing at 10:00 a.m., at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, or at such other time and place to which the Annual Meeting may be adjourned or postponed.  This Proxy Statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to elect directors and to conduct the business described in the Notice of Annual Meeting.

Annual Meeting Admission

Only stockholders are invited to attend the Annual Meeting.  Proof of ownership of the Company’s stock, along with personal identification, must be presented in order to be admitted to the Annual Meeting.  If you are a stockholder of record, please bring personal identification (including photo identification) with you so we can check your name against our list of record holders.  If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Annual Meeting.  If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

No cameras (including cell phone cameras), recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

Stockholders Entitled to Vote

The close of business on March 31, 2010 is the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, the Company had issued and outstanding 31,548,827 shares of common stock.  The common stock constitutes the only outstanding class of voting securities of the Company.

Most stockholders of the Company hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•
Stockholder of Record — If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Co., you are considered the stockholder of record of those shares and these proxy materials are being sent directly to you by the Company.  As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•
Beneficial Owner — If your shares are held in a stock brokerage account, by a bank, brokerage firm, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, brokerage firm, trustee, or nominee which is considered the stockholder of record of those shares.  As the beneficial owner, you have the right to direct your bank, brokerage firm, trustee, or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting.  Your bank, brokerage firm, trustee, or nominee is obligated to provide you with a voting instruction form for you to use.  A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone.  If your bank or brokerage firm is participating in such a program, your voting form will provide instructions.  If your voting form does not contain Internet or telephone voting information, please complete and return the paper form in the self-addressed, postage paid envelope provided by your bank, brokerage firm, trustee or other nominee.

Proposals You Are Asked to Vote On and the Board’s Voting Recommendations

Proposals:		Board’s Voting Recommendation:
1.	Election of directors.	“FOR” each nominee to the Board

2.	Approval of the Amendment and Restatement of TheStreet.com, Inc. 2007 Performance Incentive Plan (the “2007 Plan”).	“FOR”

3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	“FOR”

The Board is not aware of any matters, other than the proposals described in this Proxy Statement, to be presented for a vote at the Annual Meeting.  In the election of directors, you may vote “FOR” all of the nominees or you may “WITHHOLD” your vote from one or more of the nominees.  For the other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.”  If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”  Where you have appropriately specified how a proxy is to be voted, it will be voted accordingly.  If you sign a proxy card or voting instruction form with no further instructions, the shares will be voted in accordance with the Board’s voting recommendations as specified above.  Additionally, if you are a stockholder of record and you grant a proxy, any of the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with Delaware law and our By-laws.

Quorum and Voting Requirements to Elect Directors and Approve Each of the Proposals

Quorum

The presence (in person or by proxy) of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.  Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.  A “broker non-vote” occurs when a bank, brokerage firm, trustee, or nominee that is considered the stockholder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received specific voting instructions for that proposal from the beneficial owner.

Voting Requirements

Under current rules of the New York Stock Exchange to which its members are subject, certain proposals are considered “discretionary” items upon which brokerage firms holding shares of common stock in street name may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.  Discretionary items include the ratification of KPMG LLP as our independent registered public accounting firm.  On these matters, your bank, brokerage firm, trustee, or nominee that is considered the stockholder of record may vote your shares held in street name even if you have not given them specific voting instructions.  With respect to the election of directors and approval of the amendment and restatement of the 2007 Plan, a broker does not have discretionary authority to vote in the absence of instructions from the beneficial owner.  If you do not provide specific voting instructions for such proposals, a broker non-vote will occur.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Vote Required

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Election of Directors — The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting.  This means that the director nominee with the most votes for a particular slot is elected for that slot.  Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld.

•
Approval of the Amendment and Restatement of the 2007 Plan — The affirmative “FOR” vote of a majority of the shares voted on the proposal (in person or by proxy) by persons entitled to vote is required to approve this proposal.  An abstention will have the same effect as a vote against this proposal and a broker non-vote will have no effect on the outcome of the vote.

•
Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm — The affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this proposal.  An abstention will have the same effect as a vote against this proposal.

 Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s By-laws or otherwise.  However, the Audit Committee of the Board (the “Audit Committee”) is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Access to Proxy Materials

For this Annual Meeting, we are using the “notice and access” process permitted by the Securities and Exchange Commission (the “SEC”) to distribute proxy materials to stockholders.  This process allows us to post proxy materials on a designated web site and notify stockholders of the availability of such proxy materials on that web site.  Thus, for most stockholders, we are furnishing proxy materials, including this Proxy Statement and our 2009 Annual Report on Form 10-K, by providing access to such documents on the Internet instead of mailing paper copies.

The Notice of Internet Availability of Proxy Materials (the “Notice”), which is being mailed to most of our stockholders, describes how to access and review all of the proxy materials on the Internet.  The Notice also describes how to vote electronically via the Internet.  If you would like to receive a paper copy of our proxy materials or receive only e-mail notice of the availability of proxy materials, you should follow the instructions for requesting such materials in the Notice.  Your request to receive proxy materials in paper form by mail or electronically by e-mail will remain in effect until you revoke it.  Choosing to receive your future notices of proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meeting on the environment.  If you choose to receive future notices by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting web site.

This 2010 Proxy Statement and our 2009 Annual Report on Form 10-K are available in digital form for download or review in the Investor Relations section of our web site at http://www.thestreet.com/investor-relations/index.html, under “SEC Filings.”

Voting Methods

If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you wish to vote at the meeting, by bringing the enclosed proxy card or using the ballot provided at the meeting.  If you are the beneficial owner of shares held in street name, you must submit voting instructions to your broker or nominee.  In most instances, you will be able to do this over the Internet, by telephone, or by mail.  Please refer to the instructions included on your proxy card or, for shares held in street name, the voting instruction form included by your broker or nominee.  If your shares are held in street name and you wish to vote at the meeting, you will need to contact the broker, trustee or nominee that holds your shares to obtain a “legal proxy” to bring to the meeting.

The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.  If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction form.  Telephone and Internet voting for both stockholders of record and beneficial owners will be available 24 hours a day, and will close at 11:59 p.m. (Eastern Time) on May 26, 2010, the day before the Annual Meeting.

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Vote by Internet — If you have Internet access, you may vote from any location in the world 24 hours a day, 7 days a week, at the web site that appears on your proxy card or voting instruction form.  Have your proxy card or voting instruction form in hand when you access the web site and follow the instructions.

•
Vote by Telephone — If you live in the United States, you may use any touch-tone telephone to vote toll-free 24 hours a day, 7 days a week.  Have your proxy card or voting instruction form in hand when you call.

•
Vote by Mail — You may vote by mail by signing and mailing your proxy card or, for shares held in street name, the voting instruction form included by your broker or nominee.  If you provide specific voting instructions, your shares will be voted as you instruct.  If you sign, but do not provide instructions, your shares will be voted as the Board recommends. Please return your proxy card or voting instruction form in the postage-paid envelope provided so that it is received by May 25, 2010.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.  A representative of American Stock Transfer & Trust Co., our transfer agent, will tabulate the votes and act as the inspector of election.

Changing Your Vote

You may change your proxy instructions at any time prior to the vote at the Annual Meeting.  For shares held directly in your name, you may accomplish this by granting a new proxy (or revoking your proxy) or by voting in person at the Annual Meeting.  For shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee.  Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Householding

SEC rules now allow the Company to deliver a single copy of our Notice of Internet Availability of Proxy Materials (or, if applicable, our Proxy Statement and Annual Report on Form 10-K) to two or more registered stockholders residing at the same address if we believe the stockholders are members of the same family.  This practice, known as “householding,” is designed to eliminate your receipt of duplicate mailings and to reduce our printing and postage costs. Accordingly, your household may have received a single set of proxy materials this year.  If you prefer to receive your own copy now or in future years, please request a duplicate set by contacting us at the following address: TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005, Attention: Investor Relations, or by telephone at (212) 321-5000.

If your shares are held in street name, meaning through bank or brokerage accounts, you may have received a householding notice from your bank or broker.  Stockholders who did not respond that they do not want to participate in householding are deemed to have consented to it, and only one copy of the proxy materials is being sent to them.  Each stockholder will continue to receive a separate voting instruction form.  Stockholders wishing to change this election with their bank or broker may contact their bank or broker directly, or contact Householding Elections by calling 1-800-542-1061, and be prepared to provide their name, the name of the brokerage firms or banks where their shares are held, and their account numbers.  The revocation of a consent to householding will be effective 30 days following its receipt.

Lists of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:30 a.m. and 4:30 p.m. (Eastern Time) at our principal executive offices at 14 Wall Street, 15th Floor, New York, NY 10005, by contacting the Secretary of the Company at least 24 hours in advance.

Costs of Proxy Solicitation

All costs incurred in the solicitation of proxies will be borne by the Company.  In addition to the solicitation by mail, officers and employees of the Company may solicit proxies by mail, facsimile, email, telephone, in person or by other means, without additional compensation.  The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with forwarding proxy solicitation materials to the beneficial owners of common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with our Certificate of Incorporation, our Board has been divided into three classes, denominated Class I, Class II and Class III, which are as equal in number as practicable.  Members of each class hold office for staggered three-year terms. In addition, one director may be elected by the holders of Series B Preferred Stock on an annual basis, at their discretion, pursuant to the Certificate of Designation for the Series B Preferred Stock and the agreements related to the investment by funds affiliated with Technology Crossover Ventures (“TCV”) in the Company.  However, such board member is not a member of a class of directors.  At each annual meeting of our stockholders, the successors to the directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified.

The names of the nominees and current directors, their ages as of the date of the Annual Meeting, and certain other information about them are set forth below.

Nominees for Director

Daryl Otte and William R. Gruver each have been nominated for election at the Annual Meeting as Class II directors to serve as a director for a three-year term expiring at our Annual Meeting of Stockholders in 2013, or until their respective successors have been duly elected and qualified.  Each of these nominees has consented to being named in this Proxy Statement as a nominee of the Board and to serve if elected.  It is intended that the persons named in the proxy will vote for the election of each of these nominees. In case any of these nominees should become unavailable for election to the Board prior to the Annual Meeting for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote for a substitute nominee.

Daryl Otte, age 48.  Mr. Otte has served as a director of the Company since June 2001.  Mr. Otte has served as the Company’s Chief Executive Officer since March 2009, serving as Interim Chief Executive Officer from March 2009 – May 2009 and on a permanent basis thereafter.  Mr. Otte is a founding partner of Montefiore Partners, a venture capital investment fund management firm.  Prior to founding Montefiore Partners in 2000, Mr. Otte was senior vice president and member of the executive committee of Ziff-Davis, Inc., a leading media company.  During his service at Ziff-Davis from 1995 through 2000, Mr. Otte initiated and managed acquisition and development projects and venture investments, including some of the early commercialization efforts of the Internet.  The Company believes that Mr. Otte’s extensive experience as a senior media industry executive, as well as his years of service on our Board and on the boards of a variety of other companies, including digital media companies, make him a suitable member of the Board, able to provide valuable insight and advice.

William R. Gruver, age 65.  Mr. Gruver has served as a director of the Company since October 2003 and previously spent 20 years at Goldman, Sachs & Co., where he was a general partner and served as Chief Administrative Officer of the equities division until his retirement from the firm in 1992.  Still active in finance and business, he sits on the board of several private companies and charities, works as an international strategic consultant for financial firms in the U.S., the U.K., Italy and Switzerland, and is also a national arbitrator of the Financial Industry Regulatory Authority (“FINRA”).  Mr. Gruver currently serves as the Howard I. Scott Clinical Professor of Global Commerce, Strategy and Leadership at Bucknell University.  The Company believes that Mr. Gruver’s extensive experience as a senior financial services executive, as well as his years of service on our Board and on the boards of a variety of other companies, make him a suitable member of the Board, able to provide valuable insight and advice.

The Board of Directors recommends that stockholders vote FOR each named nominee.

 Current Directors

The current Class III director of the Company, who is not standing for re-election at the Annual Meeting and whose term will expire at our Annual Meeting of Stockholders in 2011, is as follows:

Ronni Ballowe, age 53.  Ms. Ballowe has served as a director of the Company since August 2009.  Ms. Ballowe spent nineteen years at Ziff-Davis Inc., a leading media company, serving in several senior executive positions, including Publisher of the flagship PC Magazine, Publisher of Computer Shopper and President of Ziff-Davis.  After leaving Ziff-Davis in 1998, Ms. Ballowe turned her attention to helping non-profit organizations in strategic planning, marketing, fund-raising and organizational dynamics. More recently, Ms. Ballowe has been consulting to media and other companies in a variety of roles, including providing strategic advice to digital media companies.  The Company believes that Ms. Ballowe’s extensive experience as a senior executive and consultant to a variety of media companies makes her a suitable member of the Board, able to provide valuable insight and advice.

The current Class I directors of the Company, who are not standing for re-election at the Annual Meeting and whose terms will expire at our Annual Meeting of Stockholders in 2012, are as follows:

James J. Cramer, age 55.  Mr. Cramer is a co-founder of the Company and has served as a director since May 1998.  He was appointed Chairman of the Board in October 2008.  In addition, Mr. Cramer has served as markets commentator and as advisor to the Company’s Chief Executive Officer since his retirement from Cramer, Berkowitz & Co., a hedge fund, at the end of 2000.  Mr. Cramer served as co-host of the “Kudlow & Cramer” program on the CNBC television network from 2003 through December 2004 and currently hosts the “Mad Money” program and appears frequently on CNBC business news programs.  From June 1996 to December 1998, he served as co-chairman of the Company.  He has been a columnist and contributor to the Company’s publications since its formation in 1996 and has been an employee of the Company since 2001.  The Company believes that Mr. Cramer’s extensive knowledge of financial markets and investing, the Company’s core editorial focus, extensive experience in financial media and journalism, as well as his years of service on our Board, make him a suitable member of the Board, able to provide valuable insight and advice.

Martin Peretz, age 70.  Dr. Peretz is a co-founder of the Company and has served as a director since May 1998.  He served as co-chairman of the Company from June 1996 to December 1998.  Since 1974, Dr. Peretz has served as the editor-in-chief of The New Republic magazine and was its chairman from 1974 through 2001.  He was a member of the faculty of Harvard University from 1966 through 2002.   Dr. Peretz also serves as a director of 11 mutual funds managed by the Dreyfus-Mellon Bank Group.  The Company believes that Dr. Peretz’s extensive experience as a senior media industry executive, as well as his years of service on our Board and on the boards of a variety of other companies, including media and financial services companies, make him a suitable member of the Board, able to provide valuable insight and advice.

Derek Irwin, age 45.  Mr. Irwin has served as a director of the Company since November 2007 and is the Senior Vice President, Finance for the Global Media Client Services division of The Nielsen Company, a marketing and media information company.  Mr. Irwin assumed this position in 2009.  Prior to his current role, he was the Senior Vice President, Finance for the Business Media division of The Nielsen Company.  Prior to joining Nielsen in 2005, he served in senior level financial positions at Ziff Davis Holdings, Monster Worldwide Inc., and Major League Baseball.  Mr. Irwin started his career at Ernst & Young LLP.  The Company believes that Mr. Irwin’s extensive experience as a senior finance executive at a variety of leading companies, including media companies, as well as his years of service on our Board, make him a suitable member of the Board, able to provide valuable insight and advice.

Designee of the Series B Preferred Stockholders

One of our directors is elected by the holders of our Series B Preferred Stock, being TCV, on an annual basis, at their discretion, pursuant to the agreements related to their investment in the Company.  In August 2009, TCV elected Christopher Marshall to serve as the director designee of our Series B Preferred Stockholders.

Christopher Marshall, age 42.  Mr. Marshall has served as a director of the Company since August 2009.  Mr. Marshall currently serves as a General Partner at Technology Crossover Ventures ("TCV"), a leading private equity and venture capital firm with $7.7 billion under management focused on information technology companies.  Prior to joining TCV in 2008, Mr. Marshall spent twelve years at Trident Capital, a leading venture capital and private equity firm focused on the software, business services and Internet markets.  Earlier in his career, Mr. Marshall worked for Banque Paribas and the Chase Manhattan Bank.  Mr. Marshall also serves on the board of XATA Corporation.  While Mr. Marshall was elected by TCV pursuant to its contractual rights, the Company believes that Mr. Marshall’s extensive experience as an investor in media and technology companies, particularly those with subscription businesses, as well as his years of service on the boards of a variety of companies, including digital media companies, make him a suitable member of the Board, able to provide valuable insight and advice.

Executive Officers

The following sets forth certain information regarding executive officers of the Company, including their ages as of the date of the Annual Meeting.  Information pertaining to Mr. Otte, who is both a director and Chief Executive Officer of the Company, may be found in the section above entitled “Current Directors.”

Gregory E. Barton, age 48, Executive Vice President of Business and Legal Affairs, General Counsel and Secretary.  Mr. Barton joined the Company in June 2009, bringing more than 13 years of experience as general counsel of SEC-reporting media and technology companies, as well as experience managing various business and finance operations.  From 2007 to 2008, Mr. Barton served as General Counsel at Martha Stewart Living Omnimedia, Inc., a media and merchandising company.  From 2002 to 2007, Mr. Barton served at Ziff Davis Media Inc., an integrated media company, holding the positions of Executive Vice President, Licensing and Legal Affairs, General Counsel and Secretary (2004 to 2007) and Executive Vice President, General Counsel and Secretary (2002 to 2004).  In March 2008, Ziff Davis filed for reorganization under chapter 11 of the U.S. Bankruptcy Code and its plan of reorganization was confirmed effective July 2008.  Prior to joining Ziff Davis Media Inc., Mr. Barton held a variety of positions at Index Development Partners, Inc. (formerly known as Individual Investor Group, Inc.), a financial media company, from 1998 to 2002, including President (2001 to 2002), Chief Financial Officer (2000 to 2002) and Executive Vice President of Business and Legal Affairs, General Counsel and Secretary (1998 to 2002).  From 1995 to 1998, Mr. Barton served at Alliance Semiconductor Corporation, as Vice President of Corporate and Legal Affairs (1996 to 1998) and General Counsel (1995 to 1998).  Mr. Barton began his legal career at Gibson, Dunn & Crutcher.

Richard Broitman, age 56, Chief Accounting Officer.  Mr. Broitman has served as our Chief Accounting Officer since June 2009.  Mr. Broitman joined the Company as Controller in July 2000, was appointed Vice President of Finance in October 2007 and was named Acting Chief Accounting Officer in May 2009.  Before joining the Company, Mr. Broitman was Controller of Individual Investor Group, Inc., was Director of International Royalties for Bertelsmann Music Group and worked in an audit capacity for both Deloitte Touche Tohmatsu (formerly Touche Ross & Co.) and CBS Corporation.

There are no family relationships between any director or executive officer of the Company.

CORPORATE GOVERNANCE AND RELATED MATTERS

General

The following discussion summarizes corporate governance matters relating to the Company, including director independence, Board and Committee structure, function and composition, and other governance charters, policies and procedures.  For information on the Company’s corporate governance, including the text of the Company’s Certificate of Incorporation and By-laws, the charters approved by the Board for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and the Company’s Code of Business Conduct and Ethics, please visit the Investor Relations section of the Company’s web site at http://www.thestreet.com/investor-relations/index.html, under “Corporate Governance.”

Independence of Directors

The Board has determined that five of its seven members are independent under the independence standards of listing requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”).  Under these standards, a director is not independent if he has certain specified relationships with the Company or any other relationship which in the opinion of the Board would interfere with his exercise of independent judgment as a director.  The independent directors are:  Ms. Ballowe, Mr. Gruver, Mr. Irwin, Mr. Marshall and Dr. Peretz.

Board of Directors and Committees

The Board is responsible for directing and overseeing the business and affairs of the Company.  The Board represents the Company’s stockholders and its primary purpose is to build long-term shareholder value.  The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters that in accordance with good corporate governance require Board approval.  It also holds special meetings when an important matter requires Board action between scheduled meetings.

The Board met seven times during fiscal 2009.  During fiscal 2009, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he or she was a director or member of the applicable committee, except that Dr. Peretz attended 71% (five of seven) meetings of the Board.

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities.  The functions of those committees, their current members and the number of meetings held during fiscal 2009 are described below.

Audit Committee.  The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company including ensuring the integrity of the Company’s financial statements.  The Audit Committee oversees the Company’s internal accounting and financial reporting procedures and reviews the qualifications, independence and performance of the Company’s independent registered public accounting firm.  The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm, to approve their fees and to evaluate their performance.  The Company’s Chief Executive Officer does not attend Audit Committee meetings unless requested by the Committee.  The Audit Committee currently consists of Mr. Irwin, who serves as its chairman, Ms. Ballowe and Mr. Gruver.  All of the current members of the Audit Committee satisfy Nasdaq and SEC independence requirements, as well as Nasdaq rules for financial literacy.  In addition, the Board has determined that Mr. Irwin, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules.  The Audit Committee met thirty-four times during fiscal 2009.  The Audit Committee operates under a written charter adopted by the Board available on the Company’s web site at http://www.thestreet.com/investor-relations/index.html under “Corporate Governance.”

Compensation Committee.  The Compensation Committee makes the final determinations concerning the base salary and incentive compensation of the Company’s Chief Executive Officer, certain senior level employees and certain other individuals compensated by the Company, as well as awards granted to all employees, consultants and other individuals under the Company’s incentive compensation plans.  The Compensation Committee currently consists of Mr. Gruver, who serves as its chairman, Mr. Irwin and Mr. Marshall.  All of the current members of the Compensation Committee are independent under Nasdaq corporate governance listing standards.  The Compensation Committee met twenty-five times during fiscal 2009.  The Compensation Committee operates under a written charter adopted by the Board available on the Company’s web site at http://www.thestreet.com/investor-relations/index.html, under “Corporate Governance.”

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee (i) identifies and evaluates potential director candidates, (ii) recommends candidates for appointment or election to the Board, and (iii) advises the Board on matters of corporate governance.  The Nominating and Corporate Governance Committee currently consists of Ms. Ballowe, who serves as its chairwoman, Mr. Gruver and Mr. Irwin.  All of the current members of the Nominating and Corporate Governance Committee are independent under Nasdaq corporate governance listing standards.  The Nominating and Corporate Governance Committee met three times during fiscal 2009.  The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board available on the Company’s web site at http://www.thestreet.com/investor-relations/index.html, under “Corporate Governance.”

Board of Directors Leadership Structure and Risk Management Oversight

The Board does not have a policy on whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee.  The Board believes that it should be free to make a choice from time to time in any manner that it believes to be in the best interests of the Company and its stockholders.  Currently, we separate the roles of Chairman and Chief Executive Officer, with Mr. Cramer serving as Chairman and Mr. Otte serving as Chief Executive Officer.  We believe that at the present time the separation of roles, which enhances the Board’s ability to oversee the performance of the Chief Executive Officer, is appropriate, as it may strengthen investor confidence in our Company and the integrity of the Board.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board regularly reviews information regarding the Company’s industry, operations, balance sheet and technology considerations, among other things, as well as the risks associated with each.  The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  The Audit Committee oversees management of financial risks.  The Nominating and Governance Committee (as well as the Audit Committee in the context of related party transactions) manages risks associated with the independence of the members of the Board and potential conflicts of interest.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Director Nominations

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by its members, by other Board members, by stockholders and by management.  From time to time, the Committee may also engage third party search firms to assist it in identifying director candidates.

In evaluating director candidates for purposes of recommending nominees to the Board, the Nominating and Corporate Governance Committee will consider (among other factors the Committee may deem relevant) the candidate’s: (i) personal and professional ethics and integrity; (ii) business and professional experience in fields relevant to the Company’s business (including whether that experience complements the expertise and experience of the other directors); (iii) commitment to representing the interests of all stockholders of the Company; (iv) ability to devote sufficient time to Board activities; and (v) status under applicable independence requirements.

To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:  (i) name, address and biography of the candidate; (ii) statement from the candidate indicating his or her willingness to serve if elected; (iii) statement from the recommending stockholder indicating the particular skills or expertise the candidate would bring to the Board; (iv) name, address and phone number of the stockholder submitting the recommendation; (v) number of shares of the Company’s stock owned by the stockholder submitting the recommendation and the length of time such shares have been held; (vi) description of all relationships or arrangements between the stockholder and the proposed candidate; and (vii) any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement in the event the proposed candidate were to be nominated as a director.

Such submissions should be sent to the Company’s Nominating and Corporate Governance Committee, c/o the Secretary, at the Company’s principal executive offices. In order for a candidate to be considered for any annual meeting of stockholders, the submission must be received no later than the December 1st preceding such annual meeting.

The Nominating and Governance Committee will evaluate each potential candidate using publicly available information, biographical and other information obtained from the candidate (or the submitting stockholder), and may seek additional information from the potential candidate, the submitting stockholder, and/or other sources.  The Committee and other members of the Board may hold interviews with selected candidates and contact the candidate’s references and/or other sources of first-hand information about the candidate.  Individuals recommended by stockholders will be considered under the same criteria as candidates recommended by other sources.  However, the Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.  In evaluating current director candidates for re-election to the Board, the Committee may also take into consideration the director’s record of attendance at Board and committee meetings.

Diversity Policy

The Board has not adopted a formal policy with respect to Board diversity.  Nevertheless, the Nominating and Corporate Governance Committee and the Board intend to consider, when evaluating potential candidates to join the Board, whether the candidate’s background may add diversity to the Board to potentially enhance the variety of perspectives that may be brought to bear in carrying out the Board’s duties.

Stockholder Communications with the Board of Directors

The Board has adopted the following policy concerning stockholder communications:  Any stockholder wishing to contact the Board, any committee of the Board, or any individual director regarding bona fide issues or questions about the Company may do so by sending an email to boardcommunications@thestreet.com or a written communication to the Board or the appropriate committee or director c/o the Secretary at the following address: TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005.

The Secretary will review all such correspondence and forward it (or a summary) to the appropriate parties. Where the Secretary deems it appropriate, such forwarding will take place on an expedited basis.  Communications raising concerns relating to the Company’s accounting, internal controls, or audit matters will immediately be brought to the attention of the chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee for such matters.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders.  Accordingly, Board members are encouraged to attend the Annual Meeting of Stockholders.  Two of the six members of the Board at the time of the Annual Meeting in 2009 attended the meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available in the Investor Relations section of the Company’s web site at http://www.thestreet.com/investor-relations/index.html, under “Corporate Governance.”  Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

Related Person Transaction Policy and Procedures

Pursuant to the rules of Nasdaq, the Audit Committee reviews and approves or ratifies any transaction or series of transactions involving more than $20,000 in which the Company was, is or will be a participant, and in which any related person had, has or will have, a direct or indirect interest.  For purposes of this policy, the term “related person” has the meaning contained in Item 404 of Regulation S-K.  In the course of its review and approval or ratification of a transaction, the Audit Committee is required to consider the facts and circumstances of the transaction, including, without limitation, the following:

(1)	the related person’s relationship to the Company and interest in the proposed transaction;

(2)	the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

(3)	the benefits to the Company of the proposed transaction;

(4)	the impact on a director’s independence;

(5)	the availability of other sources for comparable products or services;

(6)	whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and

(7)	any other matters the Audit Committee deems appropriate.

In addition, the policy requires Audit Committee review and approval of all proposed contributions by the Company to any charitable or non-profit organization for which a related person serves as a trustee, officer or other principal.  In the event the Company becomes aware of a related person transaction that was not reviewed and approved in advance, then the transaction will be submitted to the Audit Committee for evaluation as above, and (i) if the transaction is pending or ongoing, the Committee will determine the appropriate course of action, including ratification, amendment or termination, and (ii) if the transaction is completed, the Committee will determine if rescission and/or disciplinary action is appropriate, and will request that the General Counsel evaluate the Company’s controls and procedures to ascertain why the transaction was not properly submitted for prior approval and whether changes to the policy and procedures are recommended.  No Audit Committee member may participate in any review, consideration or approval of any transaction with respect to which such member, or any of his or her immediate family members, is a related person.

 Compensation Committee Interlocks and Insider Participation

During fiscal 2009, the Compensation Committee consisted of Mr. Gruver and Mr. Irwin.  Each of them is independent, and none of them are employees or former employees of the Company.  During fiscal 2009, none of the Company’s executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board.

Compensation of Directors

During fiscal 2009, our directors earned the following total compensation:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Ronni Ballowe(4)	20,156	21,205	—	—	—	433	41,794

James J. Cramer(5)	—	447,828	—	—	—	13,448	461,276

William R. Gruver(6)	79,650	68,898	—	—	—	2,069	150,617

Derek Irwin(7)	86,200	68,898	—	—	—	2,069	157,167

Christopher Marshall(8)	12,515	21,205	—	—	—	433	34,153

Daryl Otte(9)	—	—	—	—	—	—	—

Martin Peretz	34,350	68,898	—	—	—	2,069	105,317

Jeffrey Sonnenfeld(10)	35,819	68,898	—	—	—	—	104,717

(1)
This column represents the aggregate grant date fair value for restricted stock units (“RSUs”) as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification 718.  The grant date fair value for each RSU was $3.33 for the grants to our directors other than Ms. Ballowe and Mr. Marshall, and $2.45 for the grants to Ms. Ballowe and Mr. Marshall, reflecting the closing price of the Company’s common stock on January 2, 2009 and September 10, 2009, respectively.  As noted below, in January 2009 the directors compensation policy provided that the number of shares to be awarded on the first business day of the year to non-executive directors would be calculated based upon the closing price of the Company’s common stock on the business day prior to the date of grant (the closing price of the Company’s common stock on December 31, 2008 was $2.90).  The policy was amended in February 2009 to provide that for subsequent grants, the number of shares to be awarded on the first business day of the year to non-executive directors would be calculated based upon the closing price of the Company’s common stock on the date of grant.  As of December 31, 2008, each of the non-employee directors held 3,769 unvested RSUs, all of which vested on January 2, 2009.  As of December 31, 2009, each of Messrs. Gruver and Irwin and Dr. Peretz held 20,690 unvested RSUs, all of which vested on January 2, 2010 and Ms. Ballowe and Mr. Marshall held 8,655 unvested RSUs, all of which vested on January 2, 2010.  As noted below, Mr. Otte’s compensation as a director during 2009 is not reported on this chart but appears in the Summary Compensation Table, below.  The above table does not reflect compensation paid to Mr. Cramer as an employee, which is described below under the heading “Transactions with Related Persons.”

(2)
No non-employee director held unexercised options as of December 31, 2009.  Mr. Cramer held 357,628 unexercised options as of December 31, 2009 pursuant to awards previously made to him for his services as an employee, rather than as a director.

(3)	Consists of dividend equivalents accrued on RSUs held by such directors in fiscal 2009.

(4)
Ms. Ballowe was elected to the Board in August 2009.  Cash compensation includes a pro rata portion of the $30,000 annual retainer as well as a pro rata portion of an annual fee of $5,000 for duties associated with chairing the Nominating and Corporate Governance Committee.

(5)
Mr. Cramer is the Chairman of the Board and an employee but not an executive officer of the Company.  His compensation for his services as an employee is described below under the heading “Transactions with Related Persons.”  In addition to compensation for his services described under “Transactions with Related Persons,” Mr. Cramer also receives compensation for his services as Chairman of the Board.  On January 2, 2009 Mr. Cramer received a one-time grant of 100,000 RSUs as consideration for his assumption of the Chairmanship duties on October 24, 2008.  This January 2, 2009 award vested immediately upon the grant date but was settled by delivery of shares of common stock on January 2, 2010.  Additionally, Mr. Cramer receives a grant of RSUs having a value of $100,000 annually as compensation for his services as Chairman of the Board and received such grant with respect to fiscal year 2009 on January 2, 2009, which resulted in a grant to Mr. Cramer of 34,483 shares (calculated, as noted above, based upon the closing price of the Company’s common stock on December 31, 2008 in accordance with the Company’s then-current policy).

(6)	Cash compensation includes an annual fee of $15,000 for duties associated with chairing the Compensation Committee.

(7)	Cash compensation includes an annual fee of $20,000 for duties associated with chairing the Audit Committee.

(8)	Mr. Marshall was elected to the Board in August 2009. Cash compensation includes a pro rata portion of the $30,000 annual retainer.

(9)
Does not include consideration paid for Mr. Otte’s services as a director prior to Mr. Otte’s appointment as Chief Executive Officer in March 2009 (on an interim basis from March 2009 – May 2009, and on a permanent basis thereafter), which is reflected in the Summary Compensation Table, below.  Since his appointment as Chief Executive Officer, Mr. Otte does not receive separate consideration for his service as a director.  Mr. Otte’s compensation for service as the Company’s Chief Executive Officer is described in the section of this Proxy Statement entitled “Executive Compensation.”

(10)
Dr. Sonnenfeld resigned as a director in August 2009.  Cash compensation includes a pro rata portion of the $30,000 annual retainer as well as a pro rata portion of the annual fee of $5,000 for duties associated with chairing the Nominating and Corporate Governance Committee.  The RSU award made to Dr. Sonnenfeld on January 2, 2009 expired unvested upon his resignation from the Board.

The compensation set forth in the preceding table was based on the following schedule of fees for 2009 compensation of directors:

•
Annual Retainer.  Each non-employee director receives an annual retainer in the amount of $30,000 for service on the Company’s Board.  The retainer is payable in arrears in equal quarterly installments (on March 31st, June 30th, September 30th and December 31st) and prorated as necessary to reflect service commencement or termination during the quarter.

•
Equity Grant.  Each non-executive director receives an annual grant of restricted stock units (“RSUs”) awarded under an equity compensation plan approved by the Company’s shareholders.  The RSUs are awarded on the first business day of each year and valued at $100,000 for a non-executive Chairman and $60,000 for all non-employee other directors.  With respect to the grants in January 2009, the value was calculated based upon the closing price of the Company’s common stock on the Nasdaq Stock Market on December 31st of the previous year.  In February 2009, the Board approved an amendment to the directors compensation policy in which the value of shares on a grant date will be the closing price on the date of grant, as opposed to the closing price on the preceding business day.  The RSUs vest on the first anniversary of the date of grant, subject to continued service.  Vesting of the RSUs will automatically accelerate upon the occurrence of a change of control of the Company.  In September 2009, the Board approved an amendment to the directors compensation policy to clarify that if a non-employee director is elected after the first business day of a year, the $60,000 grant shall be pro rated to reflect the partial year of service and will vest on the first business day of the following calendar year.

•	Meeting Fees. Each non-employee director is entitled to receive the following fees for participating in meetings of the Company’s Board and committees:

•	$1,500 for attending each Board meeting in person;

•	$450 for attending each committee meeting in person, for committee meetings that take place on the same day as Board meetings;

•	$700 for attending each committee meeting in person (other than committee meetings that take place on the same day as Board meetings);

•	$450 for participating in each Board or committee conference call, or participating by telephone in an otherwise in-person Board or committee meeting.

•
Chairmanship Fees.  In addition to the fees set forth above, the chairman of the each committee receives the following additional annual fees (payable quarterly in arrears), to compensate him or her for the additional responsibilities and duties of the position:

•	Audit – $20,000

•	Compensation – $15,000

•	Nominating and Corporate Governance – $5,000

Non-employee directors are reimbursed for the expenses they incur in connection with attending Board and committee meetings. See “Transactions with Related Persons” for a discussion of certain agreements between the Company and James J. Cramer, in his capacity as an employee of the Company.  In addition, the Company made payments in 2009 of $3,400 and $9,450, respectively, to former directors Jeffrey Cunningham and Jay Hoag, related to their service as directors of the Company during fiscal 2008, in accordance with the above compensation policy.

Stock Ownership of Directors

Pursuant to the Board’s guidelines for stock ownership by directors adopted in 2007, each director is expected to beneficially own shares of the Company’s common stock (excluding shares underlying unexercised stock options) equal to at least $180,000 in value.  Each director who has served as a director continuously since January 1, 2007 is expected to be in compliance with the guideline by January 1, 2011.  Each director who joined or joins the Company after January 1, 2007 is expected to be in compliance with this guideline by the fourth anniversary of the date of his or her election as a director.  The Board recognizes that exceptions to this guideline may be necessary or appropriate in individual cases, and may approve such exceptions from time to time as it deems appropriate in the interests of the Company’s stockholders.

EXECUTIVE COMPENSATION

2009 Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) sets the base salary and incentive compensation of the Company’s executive officers, and is responsible for the administration of the Company’s 2007 Performance Incentive Plan (the “2007 Plan”).

Compensation Philosophy and Objectives

It is the philosophy of the Compensation Committee to enhance shareholders’ long-term interests by (i) motivating executive officers to achieve the highest levels of performance; (ii) recruiting and retaining talented employees; (iii) competing with rapidly growing, respected companies in businesses similar to ours within clear and rational guidelines; and (iv) creating a compensation environment driven by accountability.

Elements of Compensation and Linkage to Objectives

The Compensation Committee believes that the best way to achieve these objectives is to establish compensation for the Company’s executive officers consisting of (i) a base salary; (ii) short-term incentives provided through an annual cash incentive program; and (iii) long-term incentives provided through grants of equity.  The overall package should be competitive with packages offered by the Company’s peers and other companies in our industry or metropolitan area, as the Company competes with such other companies to attract and retain employees.  In establishing the target and payment methodology for the annual cash incentive awards, the Compensation Committee seeks to create incentives to achieve goals that we believe will enhance long-term shareholder value.  Commencing with fiscal 2009, we sought to increase the focus on creating long-term value by altering the vesting schedule for RSU grants from the schedule that typically had been used by the Company in recent years (which previously provided for vesting as to one-third of the underlying shares on each of the first three anniversaries of the date of grant), such that grants to senior executives made since May 2009 vest over five years, as to 10% of the underlying shares on each of the first four anniversaries of the date of grant and the balance on the fifth anniversary, subject to the executive’s continued employment on the vesting date, and subject to acceleration in the event of a change of control (as well as partial or full acceleration upon termination under certain circumstances).  Moreover, the Compensation Committee revised its equity grant practices with respect to senior executives in 2009, determining that rather than make annual grants of options and RSUs, equity would be granted in the form of RSUs in connection with the hiring of executives and that a grant would be made in 2009 to its current senior executives such that the executives each would have, as of the grant date, 75,000 equity units (calculated, for this purpose, as the sum of the RSUs and one-third of the options, if any, that previously had been granted to such executive).  The Compensation Committee intended that such grants would provide appropriate long-term incentives without need for additional grants in the near term, although as the competition for executive talent may evolve in upcoming years the Compensation Committee will review whether it may be appropriate to make additional equity awards to executives generally, as well as whether additional equity awards may be appropriate for any individual executives based upon their performance, assumption of new responsibilities or for other reasons.

Determination of Compensation

The determinations of the Compensation Committee regarding the appropriate form and level of executive compensation are ultimately judgments based on the Compensation Committee's assessment of the performance of the Company against its financial and strategic goals, the level of responsibility and individual performance of each executive officer, and executive compensation at comparable companies.  At the request of the Compensation Committee, the Company’s Chief Executive Officer makes compensation recommendations for the Company’s senior managers (including the named executive officers) other than himself.  He also provides to the Compensation Committee his evaluations of each manager’s performance.  The Compensation Committee discusses the recommendations with the Chief Executive Officer and amongst its members.  Additionally, the Compensation Committee conducts a review of the Chief Executive Officer’s performance with the Company’s Board.  The Compensation Committee makes the final decisions on the compensation of all named executive officers.

In 2009, the compensation structures for Daryl Otte and Gregory Barton were shaped by negotiations with such individuals in connection with the hiring of Mr. Otte as our Chief Executive Officer and Mr. Barton as our Executive Vice President, Business and Legal Affairs, General Counsel and Secretary.  (The structure for Mr. Barton’s compensation arrangement was modeled after Mr. Otte’s, although Mr. Otte’s arrangement reflects a higher compensation level, and contains certain additional features, in light of the unique importance of the role of Chief Executive Officer.)  Mr. Broitman’s compensation in 2009 reflected a raise in his base salary, and participation in our annual cash incentive plan, in connection with his promotion to become Chief Accounting Officer.  The compensation of the other named executive officers, who ceased to be employees of the Company during the first half of 2009, primarily reflected their arrangements from the prior year, together with a grant of RSUs in January 2009 (which RSUs, other than with respect to Thomas J. Clarke, Jr., were forfeited upon the executive’s departure).  In connection with determining the compensation structure for the Company’s named executive officers in 2009, the Compensation Committee retained a compensation consultant, Exequity LLP (the “Consultant”), to perform an assessment of our executive compensation programs as compared to an updated peer group of companies.  However, this peer survey held less importance in 2009 than in prior years in light of the factors described above.  The Consultant did not perform any services for the Company other than the executive compensation peer assessment and consulting services described herein.  All decisions regarding the engagement of the Consultant were made by the Compensation Committee.  The peer group consisted of companies deemed by the Consultant and the Compensation Committee to be representative of companies that compete for the same types of executive talent as does the Company:  Bankrate, Inc.; Dolan Media Company; eDiets.com, Inc.; The Knot, Inc.; Local.com Corporation; Martha Stewart Living Omnimedia, Inc.; Media General, Inc.; Morningstar, Inc.; The New York Times Company; PlanetOut Inc.; Primedia Inc.; Shutterfly, Inc.; Travelzoo Inc.; The Washington Post Company; and WebMD Health Corp. (now known as HLTH Corporation).

In addition to the compensation discussion below, the Compensation Committee approved the following terms to retain Daryl Otte as a consultant to serve as our Interim Chief Executive Officer in March 2009, which arrangement was in place through the Company’s hiring of Mr. Otte in May 2009 to become Chief Executive Officer:  Mr. Otte was paid a base salary of $59,792 per month and received a grant of 25,000 RSUs, which were to vest on January 2, 2010.  These amounts were determined through negotiation with Mr. Otte.

Base Salary

Base salary is the basic element of direct cash compensation, designed to attract and retain highly qualified executives. Accordingly, in setting base salary, the Compensation Committee intends to be competitive with other publicly-traded companies in our industry of providing Internet-related content services (with the understanding that such comparisons are imperfect).  The Committee also considers the level of responsibility of the position and the level of experience of the executive.  Additionally, in some circumstances, it is necessary to set compensation at levels that differ from median market levels, due to recruitment or retention considerations, to recognize roles that vary in responsibility from standard market positions, or to reward individual performance.

The base salaries of Messrs. Otte and Barton ($425,000 and $275,000, respectively) were determined in connection with negotiations to hire such individuals, and represent levels that the Compensation Committee believed were reasonable in connection with their role and experience, as well as in relation to the compensation levels paid to the Company’s other named executive officers (including those who left the Company during the first half of 2009).  The base salary of Mr. Broitman, who has served as the Company’s Vice President of Finance since October 2007, was increased by $20,000, to $200,000 per annum, in connection with his appointment as the Company’s Chief Accounting Officer in June 2009.

Bonus

The annual bonus is the short-term incentive component of our executive compensation program and is designed to provide a direct method of motivating executives to the achievement of near-term corporate performance goals.  This component provides for the payment of cash bonuses based upon achievement of annual financial performance measures that are deemed by our Board and Compensation Committee to be critical to our long-term success.  Generally, the short-term, annual incentive element of our executive compensation has tended to be a larger portion of total compensation than among our peer companies, while the long-term, equity incentive portion has tended to be smaller.  This is due to the following factors: (i) short-term, direct compensation has been viewed by the Board and the Compensation Committee as the most effective spur to our reaching profitability on a sustainable basis, (ii) the Internet industry is notable for its high volatility and rapid pace of change, which make annual incentives more appropriate and (iii) the Compensation Committee’s desire to reduce the potential dilution to shareholders resulting from excessive reliance on long-term equity compensation.  The Company issues short-term cash incentive awards pursuant to the terms of the 2007 Plan.

Under our short-term cash incentive program, we set a target bonus amount for each applicable executive, generally expressed as a percentage of the executive’s base salary (pro rated in the event employment commences during a fiscal year).  In 2009, this target was $320,000 for Mr. Otte; 75% of salary for Mr. Barton; and 40% of salary for Mr. Broitman.  The annual targets of Messrs. Otte and Barton were determined in connection with negotiations to hire such individuals; the targets for Messrs. Otte, Barton and Broitman represent levels that the Compensation Committee believed were reasonable in connection with their role and experience, as well as in relation to the compensation levels paid to the Company’s other named executive officers (including those who left the Company during the first half of 2009).

In 2009, the short-term cash incentive was based 70% on achievement of an Adjusted EBITDA target and 30% on achievement of a Free Cash Flow target.  The level of the targets — $4.5 million for Adjusted EBITDA and $8.0 million for Free Cash Flow – were determined in connection with a forecast prepared by the Company after Mr. Otte was hired as Chief Executive Officer.  Potential payout with respect to the Adjusted EBITDA measure ranged from 80% of the bonus opportunity for that measure for achievement of 67% of target performance to 120% of the bonus opportunity for achievement of 133% or more of target performance, on a straight-line sliding scale.  Potential payout with respect to the Free Cash Flow measure ranged from 80% of the bonus opportunity for that measure for achievement of 75% of target performance to 120% of the bonus opportunity for achievement of 125% or more of target performance, on a straight-line sliding scale.  However, the Compensation Committee has discretion to pay less than these amounts if in its judgment the bonus should be reduced.  (The Compensation Committee also has the ability to award wholly discretionary bonuses.)  The short-term incentive is paid as soon as practicable after the end of the fiscal year.

The Compensation Committee viewed Adjusted EBITDA and Free Cash Flow as the most important metrics on which to focus during 2009, which was a time of severe dislocation in the financial and advertising markets.  In that difficult environment, the Compensation Committee believed it would assist in creating long-term value if the Company could demonstrate its ability to generate profits (as defined by Adjusted EBITDA) and Free Cash Flow in such challenging conditions, and that the Adjusted EBITDA measure should be weighted significantly more than the Free Cash Flow measure.  The Compensation Committee each year considers which financial metrics to use in establishing targets for the short-term cash incentive program, and what respective weight to give to any such metric.

Following conclusion of fiscal year 2009, the Compensation Committee determined that the Company had exceeded 133% of the Adjusted EBTIDA performance target and 125% of the Free Cash Flow performance target, and determined to pay the maximum 120% of target bonus opportunity for each such measure.  In addition, the Company also determined to pay discretionary bonuses to Mr. Otte and certain employees who are not named executive officers, including a bonus of $25,000 payable to James Cramer, in light of the exceptional contributions made by such employees to the Company during fiscal 2009.

As used in 2009 for purposes of the short-term cash incentive program, “Adjusted EBITDA” and “Free Cash Flow” were defined as the Adjusted EBITDA and cash flow, of the Company for 2009, in each case excluding the positive or negative impact of (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of adjustments to the Company’s deferred tax asset valuation allowance, (vii) acquisitions or divestitures, (viii) foreign exchange gains and losses, (ix) results of the Promotions.com subsidiary and (x) legal, accounting and other costs related to the examination of the recognition of revenue in the Promotions.com subsidiary, the restatement or revision to any prior period financial statements, or any actions, proceedings, investigations, inquiries or other matters related thereto.

In certain prior years, the Company also made awards under a long-term cash incentive plan, in which, if the ratio of the Company’s Enterprise Value to its EBITDA achieved a high-enough percentile ranking as compared to a peer group, a certain amount of “phantom equity” was awarded that would vest over a three-year period and be settled in cash on each of the first three anniversaries (subject to continued employment and other conditions).  The Compensation Committee determined to discontinue making awards of this type, finding that such awards were not as effective as desired in creating incentives, in light of the complexity of their design.  No such awards were made in fiscal 2009.  (Mr. Cramer received phantom equity pursuant to such an award in fiscal 2007 and received cash payments in 2008 and 2009 with respect to the first two of the three installments under that award).

Long-Term Equity Incentives

Long-term incentives are provided by equity awards under the 2007 Plan.  The 2007 Plan authorizes the Compensation Committee to grant a variety of types of equity awards, including stock options, stock appreciation rights (“SARs”), restricted stock and RSUs.  Long-term equity awards enable our executive officers to maintain an equity interest in the Company, which aligns their financial interests with those of our shareholders.

Generally, to encourage executives to remain employed by the Company, stock options have vested and become exercisable in equal portions over the first three anniversaries of the grant date and expired on the fifth anniversary of the grant date.  Previously, the Company’s practice with respect to vesting of RSUs was that RSUs would vest and be settled in the form of common stock in equal portions over the first three anniversaries of the grant date; as noted above, commencing with fiscal 2009, the Compensation Committee determined to change the vesting schedule such that grants to senior executives made since May 2009 vest over five years, as to 10% of the underlying shares on each of the first four anniversaries of grant and the balance on the fifth anniversary.  In both the prior and current practice, vesting was subject to the executive’s continued employment on the vesting date, and subject to acceleration in the event of a change of control, as defined in the 2007 Plan (as well as partial or full acceleration upon termination under certain circumstances). Whereas the Company previously had a practice of making annual equity incentive grants, the Compensation Committee in 2009 determined that it would issue special awards to senior executives in 2009 (and in connection with the hiring of Messrs. Otte and Barton), without an expectation for additional annual awards, subject to review at a later date by the Compensation Committee.  The Compensation Committee determined to grant Mr. Otte 650,000 RSUs in connection with hiring him as permanent Chief Executive Officer in May 2009 and determined to grant Mr. Barton 175,000 RSUs in connection with hiring him as Executive Vice President of Business and Legal Affairs, General Counsel and Secretary in June 2009.  The grants to Messrs. Otte and Barton were determined in connection with negotiations to hire such individuals, and represent levels that the Compensation Committee believed were reasonable in connection with their role and experience. The Compensation Committee also determined in July 2009 to issue awards to certain other current and prospective senior executives, including Mr. Broitman, such that, as of the grant date, the executive would have 75,000 equity units (calculated, for this purpose, as the sum of the RSUs and one-third of the options, if any, that previously had been granted to such executive).  These grants were intended to enhance the long-term incentive of, and the internal parity of such incentive within, the Company’s executive team.

Other Compensation

Currently, our executives are eligible to participate in Company-wide plans and programs such as the 401(k) plan (including Company match), group medical and dental, vision, long- and short-term disability plans, and health care, dependent care and mass transit spending accounts, in accordance with the terms of the programs.

Impact of Tax Treatment on Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) limits deductibility of certain compensation paid to certain executive officers to $1 million per officer in any one year.  However, performance-based compensation can be excluded from this limitation so long as it meets certain requirements.  Cash and equity awards granted under the 2007 Plan may, but need not be, structured so as to qualify as performance-based compensation under Section 162(m).  In general, the Company’s short-term cash incentives are intended to qualify as performance-based.  Stock options are generally intended to qualify, but RSUs are not.

The severance, change of control and RSU award agreements of Messrs. Otte, Barton and Broitman (as well as the Employment Agreement and RSU award agreements of Mr. Cramer, who is a director and employee but is not an executive officer of the Company) contain provisions that require certain payments to be delayed in order to avoid the imposition of additional taxes pursuant to Section 409A of the Code.

Severance and Change in Control Arrangements

The Company has entered into severance agreements with its senior executives, which in general we believe are significantly less generous than arrangements that are typical at peer companies.  Other than with respect to Messrs. Otte and Barton, our current named executive officers do not have a contractual right to receive payments upon a change of control of the Company or enhanced severance payments for terminations following a change of control.  (Messrs. Clarke, Ashman, Morrow and Elkes, who are deemed named executive officers for fiscal 2009 but who were not employees of ours at December 31, 2009, did have agreements during 2009 that provided for certain such rights; and Mr. Cramer’s employment agreement provides for certain such rights.)  In prior years, the Company typically had agreements with its executives that provided for significantly greater severance and for change of control payments.  The Compensation Committee believed that, in general, during 2009, such arrangements were not required in order for the Company to be able to attract and retain talented executives.  The Compensation Committee did, however, feel that it was necessary and desirable, in order to hire Messrs. Otte and Barton, to provide these individuals with severance and change of control arrangements that the Compensation Committee believed were similar to terms available to comparable senior executive officers of peer companies, with the arrangement for Mr. Otte, as Chief Executive Officer, being significantly more generous than the arrangement for Mr. Barton, due to the unique role and importance of the chief executive officer.  Change in control arrangements, in particular, are intended to help ensure the objectivity of executives who would likely be involved in decisions regarding a potential change in control and who are at risk for job loss in such event.  We believed that a “single trigger” arrangement was appropriate for our Chief Executive Officer given the high likelihood that such officer would face the prospect of job loss in the event of a change of control.  Moreover, with respect to our Chief Executive Officer, we believed it was appropriate to provide for potential additional payments in the event that certain payments to him caused him to be subject to change in control excise taxes.  See “Executive Compensation — Potential Payments Upon Termination or Change in Control” for a summary of the severance and change in control provisions for our named executive officers.

In addition to the severance and change of control agreements described above, the Company’s RSU agreements generally provide for full acceleration of vesting upon the occurrence of a change of control, and for partial acceleration of vesting upon the termination of the grantee’s employment due to death or disability.  In addition, the RSU agreements for Messrs. Cramer, Otte and Barton provide for full or partial acceleration upon the termination of the grantee’s employment by the Company without Cause or by the grantee for Good Reason, each as defined in the respective agreements.  The Compensation Committee believed such provisions were necessary and appropriate to offer in connection with hiring Messrs. Cramer, Otte and Barton.

While in past years the Company typically had entered into formal written employment agreements with all of its senior executives, in 2009 the Compensation Committee recommended the discontinuation of this practice and currently there are no formal written employment agreements with any executive officers of the Company.  As noted above, however, the Compensation Committee did approve in 2009 the execution of written severance agreements with the Company’s senior executives, as well as the issuance of RSU agreements described above.

Equity Granting Practices

Historically, it had been the policy of the Compensation Committee to make annual grants of stock options and other equity-based awards to our executives, members of our senior management team and other employees who make significant contributions to our success.  In recent years, these grants have been made shortly following the end of the fiscal year, in order for the Compensation Committee to take into account the Company’s actual financial performance for the year.  Pursuant to the 2007 Plan, options have an exercise price equal to the closing market price of our common stock on the grant date.  Grants also were made in connection with the hiring of certain prospective employees and occasionally at mid-year, in each case to those employees or prospective employees whom the Compensation Committee believed would have the ability to have an impact on the long-term performance of our stock and should therefore have the opportunity to participate in its appreciation.  For current employees, the grant date is the date the Compensation Committee approved the award or a prospective date set by the Compensation Committee, and for prospective employees, the grant date is the date they commence employment.  There is no relationship between the timing of an equity-based award and the Company’s release of material, non-public information.  It is the policy of the Company that options may not be repriced without shareholder approval, and this policy has been made a specific feature of the 2007 Plan.  As noted above, in 2009 the Compensation Committee determined, in light of then-prevailing conditions, to change its equity grant practices with respect to senior executives, determining that rather than make annual grants of options and RSUs, equity would be granted in the form of RSUs in connection with the hiring of new executives and that a grant would be made in 2009 to its current senior executives such that the executives each would have, as of the grant date, 75,000 equity units (calculated, for this purpose, as the sum of the RSUs and one-third of the options, if any, that previously had been granted to such executive). Moreover, as noted above, the Compensation Committee determined that the RSUs granted to senior executives since May 2009 should vest over five years, as to 10% of the underlying shares on each of the first four anniversaries of the date of grant and the balance on the fifth anniversary, subject to the executive’s continued employment on the vesting date, and subject to acceleration in the event of a change of control (as well as partial or full acceleration upon termination under certain circumstances).  The Compensation Committee believes its current equity grant policy should be sufficient to attract and retain executives, although, as noted above, as the competition for executive talent may evolve in upcoming years the Compensation Committee will review whether it may be appropriate to make additional equity awards to executives generally, as well as whether additional equity awards may be appropriate for any individual executives based upon their performance, assumption of new responsibilities or for other reasons.

 2009 Report of the Compensation Committee

In accordance with the SEC’s disclosure requirements for executive compensation, the Compensation Committee has reviewed and discussed with the Company’s management the preceding Compensation Discussion and Analysis.  Based on this review and these discussions with the Company’s management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Company’s Board of Directors
William R. Gruver, Chairman
Derek Irwin
Christopher Marshall

Summary Compensation Table

The following table shows the compensation earned during 2009, 2008 and 2007 by each of the Company’s named executive officers (as determined pursuant to the SEC’s disclosure requirements for executive compensation in Item 402 of Regulation S-K).

Name	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compen- sation(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)	Total ($)
Daryl Otte(6)	2009	265,625	58,027	1,430,398	—	241,973	—	180,951	2,176,974
Chief Executive Officer	2008	—	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—	—

Gregory E. Barton(7)	2009	157,388	—	351,750	—	141,649	—	11,931	662,718
Executive Vice President, Business	2008	—	—	—	—	—	—	—	—
and Legal Affairs, General Counsel and Secretary	2007	—	—	—	—	—	—	—	—

Richard Broitman(8)	2009	190,682	—	115,073	—	91,527	—	7,529	404,811
Chief Accounting Officer	2008	—	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—	—

Thomas J. Clarke, Jr.(9)	2009	93,271	—	344,485	—	—	—	333,173	770,929
Former Chief Executive Officer	2008	410,000	—	237,076	371,438	—	—	12,905	1,031,419
	2007	410,000	—	390,600	—	222,307	—	9,141	1,032,048

Eric Ashman(10)	2009	98,345	—	156,510	—	—	—	106,096	360,951
Former Chief Financial Officer	2008	276,000	—	137,246	207,901	—	—	6,678	627,825
	2007	265,000	—	104,160	—	124,526	—	1,200	494,886

David Morrow(11)	2009	122,500	—	66,600	—	—	—	87,137	276,237
Former Editor-in-Chief	2008	245,000	—	108,913	141,960	—	—	6,626	502,499
	2007	235,000	—	130,200	—	84,949	—	1,883	452,032

Steven Elkes(12)	2009	80,118	—	133,200	—	—	—	3,229	216,547
Former Chief Revenue Officer and	2008	312,000	—	197,225	180,059	—	—	6,410	695,694
Executive Vice President of Mergers and Acquisitions	2007	230,682	—	—	462,459	—	—	—	693,141

(1)
For 2009, amounts shown in the “Non-Equity Incentive Plan” column reflect the short-term cash incentive earned in 2009, which was paid in 2010.  For 2009, 2008 and 2007, all short-term and long-term cash incentive opportunities were granted as performance awards under the 2007 Plan.  In each of 2008 and 2007, although certain of the performance goals for the short-term incentive were met, the Compensation Committee exercised its discretion to reduce the payouts of the short-term incentive to zero.  Amounts shown in the in the “Non-Equity Incentive Plan” column for 2007 reflect long-term cash incentives which were earned and would be paid over a three-year period subject to continued employment as follows:  Messrs. Clarke, Ashman and Morrow earned 13,964, 7,822 and 5,336 phantom shares, respectively, based upon the closing price of the Company’s common stock on December 31, 2007.  The phantom shares would vest as to one-third of the shares on each of the first three anniversaries of December 31, 2007, subject to continued employment, and upon vesting the grantee would receive the cash value of the shares as of the vesting date, together with any dividends that had accrued on such shares.  Amounts shown in the “Bonus” column reflect discretionary payments awarded by the Compensation Committee.

(2)
The amounts in the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718.  Assumptions made in the calculation of these amounts are included in Note 1 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2010.

(3)
Each RSU award includes the grant of dividend equivalents with respect to such RSU.  The Company maintains a bookkeeping account to which it credits, whenever cash dividends are paid on the common stock, an amount equal to the amount of the dividend paid on a share of common stock for each then-outstanding RSU granted.  The accumulated dividend equivalents vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash to the holder.  The following amounts were earned as dividend equivalents for the named executive officers during 2009, 2008 and 2007, respectively, with respect to unvested RSUs:  Mr. Otte, $53,319, $0 and $0; Mr. Barton, $8,750, $0 and $0; Mr. Broitman, $3,639, $0 and $0 (excludes dividends accrued during 2008 and 2007 prior to Mr. Broitman becoming an executive officer); Mr. Clarke, $3,312, $6,604 and $7,500; Mr. Ashman, $1,478, $2,018 and $1,200; Mr. Morrow, $1,572, $1,966 and $1,500; and Mr. Elkes, $1,292, $1,750 and $0.  These amounts are not reflected in the “Stock Awards” column but rather are reflected in the “All Other Compensation” column.

(4)
The amounts in the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718.  Assumptions made in the calculation of these amounts are as follows:  2008 grants:  expected life of 3.5 years, expected volatility of 47.07%, risk-free interest rate of 2.37% and expected dividends of 0.75%; 2007 grant: expected life of 3.5 years, expected volatility of 49.73%, risk-free interest rate of 4.52% and expected dividends of 1.04%.

(5)
Amounts in the “All Other Compensation” column include the following:  (i) the Company’s matching contribution of contributions made by the employee to the Company’s 401(k) Plan in 2009, 2008 and 2007, respectively, in the following amounts:  Mr. Otte, $4,900, $0 and $0; Mr. Barton, $3,148, $0 and $0; Mr. Broitman, $3,834, $0 and $0 (excludes matching contributions made in 2008 and 2007 prior to Mr. Broitman becoming an executive officer); Mr. Clarke, $4,900, $4,600 and $0; Mr. Ashman, $4,595, $4,600 and $0; Mr. Morrow, $3,049, $4,600 and $383; Mr. Elkes, $1,914, $4,600 and $0; (ii) amounts paid by the Company with respect to group life insurance in 2009, 2008 and 2007, respectively, in the following amounts:  Mr. Otte, $33, $0 and $0; Mr. Barton, $33, $0 and $0; Mr. Broitman, $56, $0 and $0 (excludes payments made in 2008 and 2007 prior to Mr. Broitman becoming an executive officer); Mr. Clarke, $56, $60 and $0; Mr. Ashman, $23, $60 and $0; Mr. Morrow, $28, $60 and $0; Mr. Elkes, $23, $60 and $0; and (iii) amounts earned as dividend equivalents during 2009, 2008 and 2007, respectively, with respect to unvested RSUs:  Mr. Otte, $53,319, $0 and $0; Mr. Barton, $8,750, $0 and $0; Mr. Broitman, $3,639, $0 and $0 (excludes dividends accrued during 2008 and 2007 prior to Mr. Broitman becoming an executive officer); Mr. Clarke, $3,312, $6,604 and $7,500; Mr. Ashman, $1,478, $2,018 and $1,200; Mr. Morrow, $1,572, $1,966 and $1,500; and Mr. Elkes, $1,292, $1,750 and $0.  Amounts in the “All Other Compensation” column also include the following amounts:  (a) for Mr. Otte, $110,905 earned for his services as interim Chief Executive Officer and $11,794 cash fees earned for his services as a director prior to being hired as Chief Executive Officer; (b) for Mr. Clarke, $1,641 paid for term life insurance in each of 2009, 2008 and 2007; and $316,729 and $6,535 paid in 2009 for severance and for accrued and unused vacation, respectively; (c) for Mr. Ashman, $100,000 in severance paid in 2009; and (d) for Mr. Morrow, $82,488 received for consulting services after he resigned from the Company.

(6)
In March 2009, Mr. Otte was appointed interim Chief Executive Officer as an outside consultant.  In May 2009, Mr. Otte was hired as Chief Executive Officer.  Amounts shown in the “Salary” column reflect salary earned by Mr. Otte since being hired as Chief Executive Officer, and exclude (i) $110, 905 earned by Mr. Otte for his services as interim Chief Executive Officer and (ii) $11,794 cash fees earned for his services as a director prior to being hired as Chief Executive Officer, which amounts are reported in the “All Other Compensation” column.  Amounts shown in the “Stock Awards” column for 2009 include (i) $68,898 reflecting RSUs awarded to him in January 2009 in connection with his service as a director, (ii) $48,500 reflecting RSUs awarded to him in March 2009 in connection with his appointment as Interim Chief Executive Officer and (iii) $1,313,000 reflecting RSUs awarded to him in connection with his appointment as permanent Chief Executive Officer.

(7)	In June 2009, Mr. Barton was hired as Executive Vice President, Business and Legal Affairs, General Counsel and Secretary.

(8)
In June 2009, Mr. Broitman was appointed Chief Accounting Officer, becoming an executive officer of the Company.  Amounts shown in the Summary Compensation Table include amounts earned in 2009 as an employee prior to becoming an executive officer.

(9)	Mr. Clarke was appointed Chief Executive Officer in November 1999. Mr. Clarke ceased being a director or employee of the Company in March 2009.

(10)	Mr. Ashman was appointed Chief Financial Officer in July 2006. Mr. Ashman resigned from the Company effective May 2009.

(11)	Mr. Morrow was appointed an executive officer of the Company in January 2007. Mr. Morrow resigned from the Company in June 2009.

(12)	Mr. Elkes was appointed Chief Revenue Officer and Executive Vice President, Mergers and Acquisitions in March 2007. Mr. Elkes ceased to be an employee of the Company in March 2009.

Employment Agreements

The Company has from time to time entered into employment and severance arrangements with certain of its named executive officers.  A summary of some of the material terms of these arrangements is set forth in the following paragraphs.  Provisions of the agreements dealing with termination of employment or change in control are described under the heading “Potential Payments Upon Termination or Change in Control.”

Daryl Otte – Chief Executive Officer

The Company does not have in place any formal employment agreement with Mr. Otte.  Nevertheless, the Company and Mr. Otte executed a “CEO Term Sheet” dated as of May 15, 2009 (the “Otte Term Sheet”).  The Otte Term Sheet provides that Mr. Otte will receive a base salary of $425,000 per year (with potential annual increases at the discretion of the Compensation Committee) and a target annual bonus of $320,000 (with potential annual increases at the discretion of the Compensation Committee), contingent upon achieving performance goals established by the Compensation Committee with input from Mr. Otte.  The Otte Term Sheet also provided that Mr. Otte would receive a one-time grant of 650,000 RSUs, to vest as to 10% of the shares underlying the RSUs on each of the first four anniversaries of the date of grant, and as to the balance on the fifth anniversary of the date of grant, subject to continued employment and subject to accelerated vesting in certain events as described under the heading “Potential Payments Upon Termination or Change in Control.”  The RSU agreement with respect to this grant provides that the Company reserves the right to claw back any shares of common stock delivered under the RSU agreement in the event that, within two years of the cessation of Mr. Otte’s employment with the Company, Mr. Otte engages in any Competitive Activity (as defined in the RSU agreement) or violates any restrictive covenants related to non-solicitation of employees, clients and vendors; non-disparagement; and confidentiality; all as described in the RSU agreement.

Gregory E. Barton – Executive Vice President, Business and Legal Affairs, General Counsel and Secretary

The Company does not have in place any formal employment agreement with Mr. Barton.  Nevertheless, the Company and Mr. Barton executed a “Term Sheet” dated as of June 2, 2009 (the “Barton Term Sheet”).  The Barton Term Sheet provides that Mr. Barton will be Executive Vice President, Business and Legal Affairs, General Counsel and Secretary, reporting to the Chief Executive Officer; receive a base salary of $275,000 per year (with potential annual increases at the discretion of the Compensation Committee); and have a target annual bonus of 75% of his annualized base pay at the beginning of each calendar year (with potential annual increases at the discretion of the Compensation Committee and Chief Executive Officer), contingent upon achieving performance goals established by the Compensation Committee and Chief Executive Officer with input from Mr. Barton.  The Barton Term Sheet also provided that Mr. Barton would receive a one-time grant of 175,000 RSUs, to vest as to 10% of the shares underlying the RSUs on each of the first four anniversaries of the date of grant, and as to the balance on the fifth anniversary of the date of grant, subject to continued employment and subject to accelerated vesting in certain events as described under the heading “Potential Payments Upon Termination or Change in Control.”  The RSU agreement with respect to this grant provides that the Company reserves the right to claw back any shares of common stock delivered under the RSU agreement in the event that, within two years of the cessation of Mr. Barton’s employment with the Company, Mr. Barton engages in any Competitive Activity (as defined in the RSU agreement) or violates any restrictive covenants related to non-solicitation of employees, clients and vendors; non-disparagement; and confidentiality; all as described in the RSU agreement.

Richard Broitman – Chief Accounting Officer

The Company does not have in place any formal employment agreement with Mr. Broitman.  The RSU Agreement dated July 1, 2009, with respect to RSUs granted to Mr. Broitman following his appointment as an executive officer, provides that the Company reserves the right to claw back any shares of common stock delivered under the RSU agreement in the event that, within two years of the cessation of Mr. Broitman’s employment with the Company, Mr. Broitman engages in any Competitive Activity (as defined in the RSU agreement) or violates any restrictive covenants related to non-solicitation of employees, clients and vendors; non-disparagement; and confidentiality; all as described in the RSU agreement.

Thomas J. Clarke, Jr. – Former Chief Executive Officer

In March 2009, Mr. Clarke and the Company entered into a separation agreement and mutual release (the “Clarke Separation Agreement”).  The material terms of this agreement are described under the heading “Potential Payments Upon Termination or Change in Control.”  Prior to his separation, Mr. Clarke was employed pursuant to the terms of an Employment Agreement dated as of September 13, 2007, as amended October 24, 2008 (the “Clarke Employment Agreement”).  The Clarke Employment Agreement provided, among other things, that Mr. Clarke was to receive a base salary of $410,000 per year, an annual cash target bonus of 75% of his base salary, an annual grant of a long-term equity incentive having a value of not less than $300,000, and Company-paid term life insurance with a death benefit equal to two times his base salary.  The Clarke Employment Agreement also contained customary provisions related to non-competition, non-solicitation, non-disparagement, confidentiality and intellectual property, as well as provisions described under the heading “Potential Payments Upon Termination or Change in Control.”

Eric Ashman – Former Chief Financial Officer

In May 2009, Mr. Ashman resigned from his position as the Company’s Chief Financial Officer and he and Company executed a letter agreement (the “Ashman Separation Agreement”), the material terms of which are described under the heading “Potential Payments Upon Termination or Change in Control.”  Prior to his resignation, Mr. Ashman was employed pursuant to the terms of an Employment Agreement dated as of June 30, 2008 (the “Ashman Employment Agreement”).  The Ashman Employment Agreement provided, among other things, that Mr. Ashman was to receive a base salary of $276,000 per year and, for 2008, a cash bonus under the 2007 Plan consisting of a short-term incentive and long-term incentive bonus, the target of such short- and long-term incentive bonuses being 65% of annual salary, respectively (no cash bonus was paid to Mr. Ashman for his service in 2008).  The Ashman Employment Agreement also contained customary provisions related to non-competition, non-solicitation, confidentiality and intellectual property, as well as provisions described under the heading “Potential Payments Upon Termination or Change in Control.”

 David J. Morrow – Former Editor-in-Chief

In June 2009, Mr. Morrow resigned from his position as the Company’s Editor-in-Chief.  Prior to his resignation, Mr. Morrow was employed pursuant to the terms of an Employment Agreement dated as of August, 2007 (the “Morrow Employment Agreement”).  The Morrow Employment Agreement provided, among other things, that Mr. Morrow was to receive a base salary of $235,000 per year (the Company paid him $245,000 in base salary 2008) and, for 2007, a cash bonus under the 2007 Plan (no cash bonus was paid to Mr. Morrow for his service in 2008).  The Morrow Employment Agreement also contained customary provisions related to non-competition, non-solicitation, confidentiality and intellectual property, as well as provisions described under the heading “Potential Payments Upon Termination or Change in Control.”

Steven Elkes – Former Chief Revenue Officer and Executive Vice President, Mergers and Acquisitions

In March 2009, the Employment Agreement dated as of March 26, 2007 with Mr. Elkes (the “Elkes Employment Agreement”) expired and Mr. Elkes ceased to be employed by the Company.  Prior to his separation, Mr. Elkes was employed pursuant to the terms of the Elkes Employment Agreement which provided, among other things, that Mr. Elkes was to receive a base salary of $300,000 and an annual cash target bonus of 65% of his base salary.  The Elkes Employment Agreement also contained customary provisions related to non-competition, non-solicitation, confidentiality and intellectual property, as well as provisions described under the heading “Potential Payments Upon Termination or Change in Control.”  Pursuant to the Elkes Employment Agreement, Mr. Elkes was also granted options to purchase up to 100,000 shares of the Company’s common stock, which options vested ratably over the first three anniversaries of the grant date.

Grants of Plan-Based Awards in 2009

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	of Stock or Units (#)(2)	Securities Underlying Options (#)	Price of Option Awards ($/Sh)	Stock and Option Awards ($)
Daryl Otte	1/2/09	—	—	—	—	—	—	20,690	—	—	68,898
	3/13/09	—	—	—	—	—	—	25,000	—	—	48,500
	6/9/09	—	—	—	—	—	—	650,000	—	—	1,313,000
	7/14/09	161,315	201,644	241,973	—	—	—	—	—	—	—

Gregory Barton	7/14/09	—	—	—	—	—	—	175,000	—	—	351,750
	7/14/09	94,433	118,041	141,649	—	—	—	—	—	—	—

Richard Broitman	1/2/09	—	—	—	—	—	—	5,000	—	—	16,650
	7/1/09	—	—	—	—	—	—	47,778	—	—	98,423
	7/14/09	61,018	76,273	91,527	—	—	—	—	—	—	—

Thomas J. Clarke, Jr.	1/2/09	—	—	—	—	—	—	103,449	—	—	344,485

Eric Ashman	1/2/09	—	—	—	—	—	—	47,000	—	—	156,510

David Morrow	1/2/09	—	—	—	—	—	—	20,000	—	—	66,600

Steven Elkes	1/2/09	—	—	—	—	—	—	40,000	—	—	133,200

(1)
This represents the potential payouts to the named executive officers under the 2007 Plan as short-term performance awards for 2009 as determined at the time of grant. The applicable targets are described in the Compensation Discussion and Analysis and the actual amount paid to each named executive officer pursuant to such award is set forth in the Summary Compensation Table.

(2)
This column reflects grants of RSUs made under the 2007 Plan.  The grant made to Mr. Otte on 1/2/09 was made in connection with his services as a director and vested on 1/2/10, as did the grant made to Mr. Otte on 3/13/09 in connection with his services as interim Chief Executive Officer.  The grant made to Mr. Broitman on 1/2/09 vests as to one-third of the shares underlying the grant on each of the first three anniversaries of the grant date.  The grants made to Mr. Otte on 6/9/09, to Mr. Barton on 7/14/09 and to Mr. Broitman on 7/1/09 each vest as to 10% of the shares underlying the grant on each of the first four anniversaries of the date of grant and as to the balance on the fifth anniversary of the date of grant, subject to whole or partial acceleration under certain circumstances as described under the heading “Potential Payments Upon Termination or Change in Control.”  The grants made to Messrs. Clarke, Ashman, Morrow and Elkes on 1/2/09 were to vest as to one-third of the shares underlying the grant on each of the first three anniversaries of the grant date.  The RSU agreements for Messrs. Clarke, Ashman, Morrow and Elkes provided that 100% (in the case of Messrs. Clarke and Elkes) or 50% (in the case of Messrs. Ashman and Morrow) of the then unvested portion would immediately vest in the event of a Change of Control (as such term is defined in the 2007 Plan).  In addition, Mr. Clarke’s RSUs would vest upon the occurrence of certain events described under the heading “Potential Payments Upon Termination or Change in Control.”  The above RSUs of Mr. Clarke vested upon his separation from employment in 2009; the above RSUs for Messrs. Ashman, Morrow and Elkes were forfeited upon such individual’s respective separation from employment in 2009.  Each RSU award includes the grant of dividend equivalents with respect to such RSU.  The Company maintains a bookkeeping account to which it credits, whenever cash dividends are paid on the common stock, an amount equal to the amount of the dividend paid on a share of common stock for each then-outstanding RSU granted.  The accumulated dividend equivalents vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash at the time a stock certificate evidencing the shares represented by such vested RSU is delivered.

Outstanding Equity Awards at 2009 Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Daryl Otte	1/2/09	—	—	—	—	—	20,690	49,656
	3/13/09	—	—	—	—	—	25,000	60,000
	6/9/09	—	—	—	—	—	650,000	1,560,000

Gregory Barton	7/14/09	—	—	—	—	—	175,000	420,000

Richard Broitman	1/3/05	6,667	—	—	4.08	1/2/10	—	—
	1/19/07	—	—	—	—	—	2,500	6,000
	2/14/08	—	—	—	—	—	5,000	12,000
	1/2/09	—	—	—	—	—	5,000	12,000
	7/1/09	—	—	—	—	—	47,778	114,667

Thomas J. Clarke, Jr.	—	—	—	—	—	—	—	—

Eric Ashman	—	—	—	—	—	—	—	—

David Morrow	—	—	—	—	—	—	—	—

Steven Elkes	—	—	—	—	—	—	—	—

(1)
These columns represent RSUs that were unvested at 2009 fiscal year-end.  Dollar values reflect the closing price of the Company’s common stock on December 31, 2009, which was $2.40 per share.  The vesting schedule of these awards is as follows.  Mr. Otte’s 20,690 share RSU grant, awarded to him in connection with his service as a director of the Company prior to being named the Company’s Chief Executive Officer, vested on 1/2/10.  Mr. Otte’s 25,000 share RSU grant, awarded to him in connection with his appointment as Interim Chief Executive Officer, vested on 1/2/10.  Mr. Otte’s 650,000 share RSU grant, awarded to him in connection with the Company hiring him in May 2009 as Chief Executive Officer, Mr. Barton’s RSU grant and Mr. Broitman’s 47,778 share RSU grant each vest as to 10% of the underlying shares on each of the first four anniversaries of the date of grant and as to the balance on the fifth anniversary of the date of grant, subject to continued employment and subject to accelerated vesting in certain events as described under the heading “Potential Payments Upon Termination or Change in Control.”  Mr. Broitman’s other RSU grants vest in equal installments over the first three anniversaries of the date of grant.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daryl Otte	—	—	3,769	12,551
Gregory Barton	—	—	—	—
Richard Broitman	—	—	6,667	19,701
Thomas Clarke, Jr.	—	—	169,485	375,353
Eric Ashman	—	—	8,059	22,633
David Morrow	—	—	8,221	23,475
Steven Elkes	—	—	5,833	15,166

Potential Payments Upon Termination or Change in Control

The following summaries describe the agreements providing for potential payments to our named executive officers upon termination of employment or a change in control.

Pursuant to Mr. Otte’s RSU agreement with the Company dated June 9, 2009, (i) all shares underlying his 650,000 share RSU award would vest upon the occurrence of a Change of Control (as defined in the 2007 Plan), or in the event Mr. Otte’s employment was terminated by the Company without Cause or by Mr. Otte for Good Reason (as each such term is defined in the RSU agreement); and (ii) in the event Mr. Otte’s employment was terminated by reason of his death or Disability (as defined in the RSU agreement), the RSU would become vested (including previously-vested shares) as to the number of shares obtained by multiplying the full number of shares subject to the grant by a fraction, the numerator of which is the number of months he was employed by the Company and the denominator of which is twenty-four.

Mr. Otte and the Company have entered into a Change of Control and Severance Agreement dated June 9, 2009, which provides that in the event Mr. Otte’s employment is terminated by the Company without Cause or by Mr. Otte for Good Reason (as each such term is defined in the agreement), Mr. Otte will receive, subject to his execution of a release, a general severance in the amount of four weeks of base pay for each full year of service as full-time Chief Executive Officer of the Company, plus 1.33 weeks of base pay for each full year of service as a member of the Company’s Board.  In addition, the agreement provides that if a Change of Control (as defined in the agreement) occurs within two years of Mr. Otte’s assumption of the full-time Chief Executive Officer role, Mr. Otte will be paid (subject to his execution of a release and without duplication of the general severance described above) the sum of $1,490,000, which represents two times his initial annual base pay plus target bonus, and in the event parachute excise taxes apply, Mr. Otte will receive an additional payment (a “gross-up payment”) in order to neutralize the impact of such excise taxes on Mr. Otte.

Pursuant to Mr. Barton’s RSU agreement with the Company dated July 14, 2009, (i) all shares underlying his 175,000 share RSU award would vest upon the occurrence of a Change of Control (as defined in the 2007 Plan); (ii) in the event Mr. Barton’s employment was terminated by the Company without Cause or by Mr. Barton for Good Reason (as each such term is defined in the RSU agreement), then, subject to Mr. Barton’s execution of a release, the RSU would become vested (including previously-vested shares) as to a number of shares equal to the sum of (a) 87,500 plus (b) the product of 87,500 multiplied by a fraction, the numerator of which is the lesser of 730 and the number of calendar days between June 5, 2010 and date of termination, and the denominator of which is 730; and (iii) in the event Mr. Barton’s employment was terminated by reason of his death or Disability (as defined in the RSU agreement), the RSU would become vested (including previously-vested shares) as to the number of shares obtained by multiplying the full number of shares subject to the grant by a fraction, the numerator of which is the number of months he was employed by the Company and the denominator of which is twenty-four.

Mr. Barton and the Company have entered into a Severance Agreement dated July 14, 2009, which provides that in the event Mr. Barton’s employment is terminated by the Company without Cause or by Mr. Barton for Good Reason (as each such term is defined in the agreement), Mr. Barton will receive, subject to his execution of a release, a general severance in the amount of four weeks of base pay plus an amount equal to four weeks of base pay multiplied by a fraction, the numerator of which is the number of calendar days from and including Mr. Barton’s 366th day of employment with the Company, and the denominator of which is 365, but not to exceed one year of base salary.  In addition, the agreement provides that if a Change of Control (as defined in the agreement) occurs prior to November 30, 2011 and if within two years thereafter, Mr. Barton’s employment is terminated by the Company without Cause or by Mr. Barton for Good Reason (as such terms are defined in the agreement), Mr. Barton will be paid (subject to his execution of a release and without duplication of the general severance described above) a sum equal to twelve months of his base salary.

Pursuant to Mr. Broitman’s RSU agreement with the Company dated July 1, 2009, (i) all shares underlying his 47,778 share RSU award would vest upon the occurrence of a Change of Control (as defined in the 2007 Plan); and (ii) in the event Mr. Broitman’s employment was terminated by reason of his death or Disability (as defined in the RSU agreement), the RSU would become vested (including previously-vested shares) as to the number of shares obtained by multiplying the full number of shares subject to the grant by a fraction, the numerator of which is the number of months he was employed by the Company since the date of grant and the denominator of which is sixty.

The executives’ applicable agreements generally define “Cause” to include willful misconduct or gross negligence, willful and material dishonesty or misappropriation of Company funds, properties or other assets, unexcused repeated absence from work, unauthorized disclosure of confidential information materially harmful to the Company, conviction of a felony involving fraud, dishonesty or moral turpitude, violation of federal or state securities laws, or breach of the performance of job duties, which is not cured within 30 days after notice.  “Good Reason” generally is given the meaning ascribed to such term in Treasury Regulation Section 1.409A-1(n)(2)(ii).

A “Change of Control” under the 2007 Plan (or under the respective severance agreements of Messrs. Otte and Barton) occurs upon (1) the acquisition of a majority of the voting power of the Company’s stock by a person, entity, or group (with certain exceptions); (2) the date on which a majority of the members of the Board are not “Current Directors” (which term is defined to mean the Company’s current directors and directors whose nomination or election was approved by a majority of the directors who at the time were “Current Directors”); (3) a merger or consolidation with another entity where the Company’s stockholders immediately prior to the merger or consolidation would no longer comprise a majority of the voting shares of the surviving corporation in substantially the same proportions as their prior ownership, or where the directors of the Company would not constitute a majority of the board of directors of the surviving corporation; (4) a sale of all or substantially all of the assets of the Company; or (5) approval by the stockholders of a plan of complete liquidation of the Company.

In order to receive severance payments and benefits, generally each executive is required to execute a release of claims and not violate his obligations in the applicable agreement to (i) keep information about the Company’s business confidential, (ii) refrain from making disparaging comments about the Company (and its directors, officers and employees) and (iii) for a period of time following termination (two years for our named executive officers employed by the Company at December 31, 2009), (a) refrain from competing with the Company, (b) not solicit or hire anyone who was employed by the Company during the term of the applicable agreement and (c) not solicit any client or vendor of the Company to cease its relationship with the Company.

The following tables set forth the amounts that would have been payable to our current named executive officers upon termination of employment under various circumstances or upon a change of control, in each case assuming such event took place on December 31, 2009 (and assuming that at such time, there was no accrued but unpaid salary, bonus or vacation with respect to the respective officer and disregarding amounts payable under the Company’s 401(k) plan).

Daryl Otte – Chief Executive Officer
Payment Trigger	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)(1)	Excise Tax Gross-Up ($)(2)	Total ($)

With Cause or without Good Reason	—	—	—	—	—	—
Without Cause or for Good Reason	112,908	—	—	1,669,656	—	1,782,564
Change of Control	1,490,000	—	—	1,669,656	1,064,872	4,224,528
Termination after Change of Control	1,490,000	—	—	1,669,656	1,064,872	4,224,528
Death or Disability	—	—	—	548,548	—	548,548

(1)	The value of RSUs is based on the Company’s stock price on December 31, 2009 at the close of the trading day as reported on Nasdaq, being $2.40 per common share.

(2)	Assumes an aggregate 45% income and employment tax rate and a 20% federal excise tax rate.

Gregory E. Barton – Executive Vice President, Business and Legal Affairs, General Counsel and Secretary
Payment Trigger	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)(1)	Total ($)
With Cause or without Good Reason	—	—	—	—	—
Without Cause or for Good Reason	21,154	—	—	270,411	291,565
Change of Control	—	—	—	420,000	420,000
Termination after Change of Control	275,000	—	—	420,000	695,000
Death or Disability	—	—	—	120,807	120,807

(1)	The value of RSUs is based on the Company’s stock price on December 31, 2009 at the close of the trading day as reported on Nasdaq, being $2.40 per common share.

Richard Broitman – Chief Accounting Officer
Payment Trigger	Cash Severance ($)(1)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)(2)	Total ($)
With Cause or without Good Reason	—	—	—	—	—
Without Cause or for Good Reason	150,341	—	—	—	150,341
Change of Control	—	—	—	114,667	114,667
Termination after Change of Control	150,341	—	—	114,667	265,008
Death or Disability	—	—	—	11,467	11,467

(1)
Cash severance amount does not reflect a contractual entitlement to cash severance, but reflects payments that would have been made pursuant to the Company’s then-applicable non-binding severance policy for executives, which the Company may change (or eliminate) at its sole discretion, which provides for payments of four weeks of base pay for each year of service, with a maximum payment of fifty-two weeks of base pay .

(2)	The value of RSUs is based on the Company’s stock price on December 31, 2009 at the close of the trading day as reported on Nasdaq, being $2.40 per common share.

Thomas J. Clarke, Jr. – Former Chief Executive Officer

Pursuant to the Clarke Separation Agreement, among other things: (a) the Clarke Employment Agreement was terminated, except that certain provisions of the Clarke Employment Agreement survive, including those relating to non-competition, non-solicitation, confidentiality and non-disparagement; (b) Mr. Clarke was to make himself available to assist and cooperate with the Company in its transition to his successor; (c) Mr. Clarke’s unvested RSUs and phantom shares awarded pursuant to the 2007 Plan immediately vested and Mr. Clarke received 132,473 shares of common stock (having a value of $278,593) in settlement of the RSUs that had been granted to him during his employment, together with $7,714 in dividend equivalents that had accrued on such RSUs, and received a cash payment of $21,092 in settlement of 9,494.27 phantom shares that had been awarded to him under the 2007 Plan during his employment; (d) the Company paid Mr. Clarke his accrued salary and vacation time through the effective date of the Clarke Separation Agreement; (e) over the twelve months following the effective date of the Clarke Separation Agreement, (i) the Company paid Mr. Clarke an aggregate amount equal to his most recent annual base salary ($410,000), payable in accordance with the Company’s normal payroll practices, together with a match of certain 401(k) contributions Mr. Clarke made from such payments in accordance with Company policy, (ii) paid $1,666 for term life insurance; and (iii) provided Mr. Clarke certain medical and insurance benefits equivalent to those most recently provided to him by the Company during his employment, at a cost of $14,611; and (f) Mr. Clarke and the Company executed a mutual release in connection with customary matters.

The Clarke Employment Agreement had provided that (i) if Mr. Clarke’s employment was terminated by the Company for Cause or by Mr. Clarke without Good Reason (as such terms were defined in the Clarke Employment Agreement), or if Mr. Clarke gave notice of non-renewal of the agreement, Mr. Clarke would be paid his earned but unpaid base salary, any earned but unpaid annual bonus for a previously completed fiscal year, reimbursement for any unreimbursed business expenses, payment for any unused vacation days and payments required to be paid pursuant to law or any benefit plan; (ii) if Mr. Clarke’s employment was terminated by the Company without Cause or by Mr. Clarke for Good Reason, or if the Company gave notice of non-renewal of the agreement, then, in addition to payment of foregoing amounts, Mr. Clarke also would be paid 150% of his base salary, a pro-rata bonus for the termination year (based upon the average bonus paid to him during the two prior years) and group insurance benefits for twelve months; and (iii) if Mr. Clarke’s employment was terminated due to his death or Disability (as defined therein), Mr. Clarke or his estate would be paid the amounts described in clause (ii) above, except that instead of an additional payment of 150% of his base salary, such payment would be 100% of his base salary.  Further, the Clarke Employment Agreement provided that if Mr. Clarke’s employment was terminated by the Company without Cause or by Mr. Clarke for Good Reason, or if the Company gave notice of non-renewal of the agreement, or if a Change of Control (as defined in the 2007 Plan) occurred prior to the termination of his employment, then the unvested portion of any long-term equity awards granted to him since January 1, 2008, would become immediately vested.

Other Named Executive Officers

Pursuant to the Company’s employment and incentive award agreements with Messrs. Ashman, Morrow and Elkes, if such executive’s employment was terminated by the Company other than for Cause or if the executive resigned for Good Reason (as each such term was defined in the applicable agreement), then the executive would be entitled to receive the following:

•	with regard to Mr. Ashman, severance pay equal to two years of his salary and group medical insurance benefits for one year;

•	with regard to Mr. Morrow, severance pay equal to one year of his salary, plus any earned but unpaid short term incentive bonus and group medical insurance benefits for one year; and

•
with regard to Mr. Elkes, severance pay equal to one year of his salary (two years in certain circumstances following a Change of Control), plus a pro rated bonus for the termination year, and continued health, life and disability insurance benefits for one year (two years in certain circumstances following a Change of Control).

In addition, under the terms of the 2007 Plan, the executives’ May 2007 Agreement for Grant of Cash Performance Award and the 2008 Executive Performance Incentive Plan, short-term incentives and long-term incentives (phantom shares) awarded thereunder would be paid upon termination or change of control based upon the following conditions:  in the event of termination of employment, all short-term incentives and those portions of the phantom shares that had vested prior to the termination date would be paid to the executive; and in the event of a change of control or upon termination of employment as a result of the executive’s death, all vested amounts of short-term incentive and phantom shares would be paid and all unvested phantom shares would vest and the cash value would be paid out to the executive or his estate.

As Mr. Ashman and Mr. Morrow each resigned from employment without Good Reason (as defined in their respective employment agreements), and Mr. Elkes’ employment terminated after his employment agreement expired, none of such individuals were entitled to receive any severance in connection with the separation of their employment during 2009.  However, pursuant to the Ashman Separation Agreement, the Company paid Mr. Ashman $100,000.

TRANSACTIONS WITH RELATED PERSONS

Employment Agreement with James J. Cramer

On April 9, 2008, the Company and James J. Cramer, in his capacity as an employee of the Company serving as a content contributor, entered into a new employment agreement (the “Employment Agreement”), effective January 1, 2008 (the “Effective Date”).  The Employment Agreement provides that Mr. Cramer will, among other things, author articles for the Company’s advertising supported and paid publications including the Company’s Action Alerts PLUS product and provide reasonable promotional and other services, subject to certain terms and conditions.  The term of the Employment Agreement expires on December 31, 2010 and provided that Mr. Cramer could terminate the Employment Agreement and his employment thereunder as of either January 15, 2009 or January 15, 2010 upon not less than 60 days nor more than 90 days prior written notice.  The Employment Agreement provided that for his services thereunder, Mr. Cramer would receive, among other consideration, an annual salary of $1,300,000, $1,560,000 and $1,872,000, respectively, for the three successive years of the Employment Agreement and would be eligible to receive a target bonus of 75% of his annual base salary (to be not less than the annual bonus paid to any other executive, employee or independent contractor engaged by the Company for such period).  Mr. Cramer also received a signing bonus of $100,000 in April 2008 and a grant of 300,000 Restricted Stock Units (RSUs), to vest and become payable as to 60,000 shares on January 1 of 2009 through 2013, provided that Mr. Cramer remains an employee of the Company on such date, subject to accelerated vesting following a Change of Control (as defined in the Employment Agreement) and other terms and conditions.  Mr. Cramer also is eligible to receive additional awards under the 2007 Plan as determined by the Company.  Subject to certain terms and conditions, Mr. Cramer also is entitled to a cash payment equal to slightly under three times his “base amount” (as defined in the Employment Agreement, which is generally similar to the definition in Section 280G of the Internal Revenue Code) following a Change of Control, following which Mr. Cramer also has the right to terminate the Employment Agreement.

On July 30, 2008, the Company and Mr. Cramer amended the Employment Agreement to delete a provision that had permitted Mr. Cramer to terminate the Employment Agreement as of January 15, 2009 upon not less than 60 days and not more than 90 days prior written notice.  On December 23, 2008, the Company and Mr. Cramer amended the Employment Agreement to provide that the salary increase that was to have taken effect January 1, 2009 would be eliminated.  On April 2, 2009, Mr. Cramer in writing waived his right under the Employment Agreement to terminate his employment upon not less than 60 days and not more than 90 days prior written notice.  On October 27, 2009, the Company and Mr. Cramer amended the Employment Agreement to provide that the salary increase that originally would have taken effect on January 1, 2009 (deleted by a prior amendment) would take effect October 1, 2009.  On January 5, 2010, the Company and Mr. Cramer amended the Employment Agreement to defer to July 1, 2010 the salary increase that was to have taken effect on January 1, 2010, and agreed that the Company would grant Mr. Cramer 22,200 RSUs, to vest as to 7,400 shares on each of the first three anniversaries of the date of grant.

Pursuant to the Employment Agreement, Mr. Cramer agreed that, during the term of the Employment Agreement, he will not author articles for other online financial publications that compete directly with the Company or act in certain capacities for any other start-up on-line business that competes directly with the Company, in any case without the Company’s consent, except for certain print publications (including, for example, his authorship of a column for New York magazine) and contents of Mr. Cramer’s books appearing on the Internet.  Mr. Cramer is permitted to pursue other journalistic and other endeavors, provided that they are not inconsistent with the performance of his obligations to the Company.  Such prohibitions shall continue for eighteen months following his termination by the Company for Cause or by him without Good Reason (as such terms are defined in the Employment Agreement).  In addition, until eighteen months after the termination of his employment, Mr. Cramer will not solicit for employment any person who was employed by the Company during the six months prior to such termination.

If the Company terminates Mr. Cramer’s employment for Cause or Mr. Cramer terminates his employment without Good Reason, then he will be entitled to, among other things, salary and vested RSUs through the date of termination, subject to certain terms and conditions.  If Mr. Cramer terminates his employment for Good Reason, or if the Company terminates Mr. Cramer’s employment without Cause, then he will be entitled to, among other things, salary through the date of termination, accelerated vesting of all RSUs, an amount equal to the Change of Control payment if the termination occurs prior to a Change of Control, the prior year’s unpaid bonus, if any, and pro-rated then current year bonus, if any, subject to certain terms and conditions.  If Mr. Cramer’s employment terminates due to his death or Disability (as defined in the Employment Agreement), he shall be entitled to, among other things, salary and vested RSUs through the date of termination, the prior year’s unpaid bonus, if any, and pro-rated then current year bonus, if any, subject to certain terms and conditions.  As noted above, Mr. Cramer also may terminate the Employment Agreement following a Change of Control, in which event he would be entitled to, among other things, salary and vested RSUs through the date of termination, the prior year’s unpaid bonus, if any, pro-rated then current year bonus, if any, and a Change of Control payment, subject to certain terms and conditions.

If certain payments to Mr. Cramer, including pursuant to a Change of Control, are determined to be a “parachute payment” as defined in Section 280G of the Internal Revenue Code (a “Parachute Payment”) and also to be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then Mr. Cramer will be entitled to an additional payment (a “gross-up payment”) in an amount such that the net amount of the gross-up payment retained by Mr. Cramer, after payment of certain income and employment taxes and Excise Taxes on the gross-up payment, will be equal to the Excise Tax imposed on the Parachute Payment; provided however that if the Parachute Payment does not exceed the point at which Excise Taxes apply by at least 10%, then no gross-up payment shall be made, and instead the Parachute Payment will be reduced to be the greatest amount that could be paid without giving rise to any Excise Tax.

The Employment Agreement contains indemnification provisions pursuant to which the Company has agreed to defend, indemnify and hold harmless Mr. Cramer, with certain exceptions, against, among other things, losses suffered in connection with the provision of his services under the Employment Agreement (and a previous employment agreement with the Company).

Kikucall, Inc.

Between April 1, 2009 and December 16, 2009, the Company retained the services of Kikucall, Inc., a subscription marketing services company (“Kikucall”), paying Kikucall a total of approximately $524,000 for such services.  Two of the Company’s directors, Mr. Otte (who is also our Chief Executive Officer) and Dr. Peretz, were directors of Kikucall and, both directly and indirectly through investment vehicles, were stockholders and creditors of Kikucall.

On December 16, 2009 (the “Closing Date”), the Company, through a wholly-owned acquisition subsidiary, acquired all of the outstanding securities of Kikucall (the “Acquisition”), for an aggregate purchase price of approximately $5.2 million, subject to adjustment as provided therein.  In connection with the Acquisition, the Company paid approximately $3.8 million in cash and issued to the target company’s stockholders 647,901 shares of the Company’s common stock (the “Stock”), valued at approximately $1.4 million, a portion of which was placed in escrow pursuant to the terms of an escrow agreement entered into in connection with the Acquisition.  The Stock issued in connection with the Acquisition was unregistered and the Company has not granted the recipients any registration rights with respect to the Stock.  Additionally, the Company has assumed net liabilities approximating $0.1 million.  As a result of the Acquisition, the following amounts were received, respectively, on the Closing Date by (i) Mr. Otte, (ii) Dr. Peretz, (iii) investment vehicles in which Mr. Otte and Dr. Peretz had a direct or indirect interest and (iv) other investment vehicles in which Dr. Peretz had a direct or indirect interest, or by Dr. Peretz’s children, in each case with respect to such person or entity’s status as a creditor and/or stockholder of Kikucall:  (i) approximately $190,000 cash and 34,524 shares of Stock, having an aggregate value of approximately $265,000 on the Closing Date; (ii) approximately $155,000 cash and 20,023 shares of Stock, having an aggregate value of approximately $200,000 on the Closing Date; (iii) approximately $520,000 cash and 120,127 shares of Stock, having an aggregate value of approximately $785,000 on the Closing Date; and (iv) approximately $680,000 cash and 68,526 shares of Stock, having an aggregate value of approximately $830,000 on the Closing Date.  In connection with the Acquisition, Mr. Otte and Dr. Peretz each executed a letter agreeing to donate to charity an amount that approximated the respective gain such donor recognized as a result of the Acquisition related to his shareholdings in the acquired company.  The negotiation of the Acquisition was overseen by the Company’s Audit Committee, comprised solely of independent directors, on behalf of the Company and the Acquisition was unanimously approved by the Audit Committee and the Company’s board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2010 (except as otherwise noted), the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of our current directors and nominees for director, (iii) each of the named executive officers as set forth in the Summary Compensation Table, and (iv) all of our current executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)
Five Percent Shareholders
Technology Crossover Ventures(3)	5,026,449	15.9
James J. Cramer(4)	4,074,005	12.8
Harvest Capital Strategies LLC(5)	2,359,971	7.5
Columbia Wanger Asset Management, L.P.(6)	2,256,740	7.2
Munder Capital Management(7)	2,103,940	6.7
Martin Peretz(8)	1,891,489	6.0
Dimensional Fund Advisors LP(9)	1,502,967	4.8
Directors and Executive Officers
James J. Cramer(4)	4,086,098	12.8
Martin Peretz(8)	1,891,489	6.0
Daryl Otte(10)	145,554	0.5
Ronni Ballowe(11)	8,655	*
William R. Gruver(12)	68,201	0.2
Derek Irwin(13)	24,459	0.1
Christopher Marshall(14)	0	*
Gregory Barton(15)	0	*
Richard Broitman(16)	14,835	*
Thomas Clarke	(17)	(17)
Eric Ashman	(17)	(17)
David Morrow	(17)	(17)
Steven Elkes	(17)	(17)

All current executive officers and directors as a group (9 persons)	6,247,946	19.6

*	Represents beneficial ownership of less than 1%.

(1)
Except as otherwise indicated, the address for each stockholder is c/o TheStreet.com, Inc., 14 Wall Street, New York, New York  10005. Other addresses in the notes below are based on recent filings with the SEC.  With respect to the five percent shareholders, we have relied upon their beneficial ownership reports as filed with the SEC and internal company records.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Percentage ownership is based on a total of 31,548,827 common shares outstanding as of March 31, 2010, excluding treasury stock.  Shares of common stock over which the named person has rights to acquire voting or dispositive power within sixty days of March 31, 2010 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such rights but are not deemed outstanding for computing the percentage ownership of any other person.  Except as noted, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)
Consists of 12,424 shares of common stock, 3,856,942 shares of common stock immediately issuable upon conversion of 5,500 shares of Series B convertible preferred stock (representing beneficial ownership of 100% of the outstanding shares of such class of stock) and 1,157,083 shares issuable upon exercise of certain warrants to purchase common stock with an exercise price of $15.69 per share.  TCV VI, L.P. (“TCV VI”) is the record holder of 5,455.95 shares of Series B convertible preferred stock, convertible into 3,826,051 shares of common stock, and warrants to purchase 1,147,816 shares of common stock.  TCV Member Fund, L.P. (“Member Fund”) is the record holder of 44.05 shares of Series B convertible preferred stock, convertible into 30,800 shares of common stock and warrants to purchase 9,267 shares of common stock.  TCV VI Management, L.L.C. (“TCV VI Management”) is the record holder of 12,424 shares of common stock.  Technology Crossover Management VI, L.L.C. (“TCM VI”) is the sole general partner of TCV VI and a general partner of Member Fund.  Messrs. Jay C. Hoag, Richard H. Kimball, John L. Drew, Jon Q. Reynolds, William J.G. Griffith IV and Robert W. Trudeau are the Class A Members of TCM VI and Members of TCV VI Management.  Messrs. Hoag, Kimball, Drew, Reynolds, Griffith and Trudeau and TCM VI disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interests therein.  The total percentage of common stock outstanding for TCV VI and Member Fund is calculated on an as converted basis with the number of warrants and Series B preferred shares added to both the numerator and the denominator.    Does not include 24,897 shares that are to vest after May 30, 2010 pursuant to an outstanding RSU grant to Mr. Marshall which was assigned to funds affiliated with Technology Crossover Ventures.  The principal business address of Technology Crossover Ventures and each person or entity listed in this note is 528 Ramona Street, Palo Alto, California  94301.

(4)
Includes 2,067,716 shares owned directly by Mr. Cramer; 1,754,538 shares owned by Cramer Partners, L.L.C.; and 251,751 shares issuable to Mr. Cramer upon exercise of options within 60 days of March 31, 2010.  Does not include 316,030 shares that are to vest after May 30, 2010 pursuant to outstanding RSU and option grants.

(5)
According to Harvest Capital Strategies LLC’s filing with the SEC on Schedule 13G dated as of December 31, 2009, Harvest Capital Strategies LLC acts as the investment advisor of one or more investment partnerships, pooled investment vehicles and/or one or more client accounts.  Harvest Capital Strategies LLC has been granted authority to dispose of and vote the securities held by it.  The principal business address of Harvest Capital Strategies LLC is 600 Montgomery Street, Suite 2000, San Francisco, California  94111.

(6)	The principal business address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago Illinois 60606.

(7)
According to Munder Capital Management’s filing with the SEC on Schedule 13G dated as of December 31, 2009, Munder is beneficial owner of such stock on behalf of numerous clients, none of which has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of the Company’s common stock.  The principal business address of Munder Capital Management is Munder Capital Center, 480 Pierce Street, Birmingham, Minnesota  48009.

(8)
Includes 300,389 shares owned directly by Dr. Peretz.  Also includes the following 1,778,088 shares, over which Dr. Peretz has sole voting and dispositive power:  1,055,541 shares owned by Peretz Partners, L.L.C. (“PP”), of which Dr. Peretz is manager; 380,112 shares held directly or indirectly by Peretz Family Investments, L.P. (“PFI”); and 42,046 shares held directly by Crimson Investments III L.P. (“Crimson”) representing Dr. Peretz’s beneficial ownership of a majority of the partnership interests in Crimson.  The foregoing shares include 25,305 shares that were received as merger consideration from the Company in connection with the acquisition of Kikucall, Inc. (“Kikucall”) and that are currently being held in escrow pending disbursement to the applicable record holder subject to post-closing adjustments.  Dr. Peretz hereby expressly disclaims beneficial ownership of shares held by PP, PFI, and Crimson.  Also includes the following shares, over which Dr. Peretz has shared voting and dispositive power:  18,174 shares held by a trust of which Dr. Peretz is a co-trustee; 73,618 shares held by a trust for the benefit of Dr. Peretz; and 1,000 shares held by a trust for the benefit of one of Dr. Peretz’s children, for which Dr. Peretz is a co-trustee.  Does not include 24,897 shares that are to vest after May 30, 2010 pursuant to an outstanding RSU grant.

(9)
According to Dimensional Fund Advisors LP’s filing with the SEC on Schedule 13G dated as of December 31, 2009, Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”).  In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds.  In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds.  However, all securities reported above are owned by the Funds.  Dimensional disclaims beneficial ownership of such securities.  The principal business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas  78746.

(10)
Consists of 145,554 shares owned directly by Mr. Otte, of which 3,139 shares were received as merger consideration from the Company in connection with the acquisition of Kikucall and are currently being held in escrow pending disbursement to the applicable record holder subject to post-closing adjustments.  Does not include 650,000 shares that are to vest after May 30, 2010 pursuant to an outstanding RSU grant.

(11)	Consists of 8,655 shares owned directly by Ms. Ballowe. Does not include 24,897 shares that are to vest after May 30, 2010 pursuant to an outstanding RSU grant.

(12)
Consists of 47,401 shares owned directly by Mr. Gruver and 20,800 shares owned by Mr. Gruver’s spouse.  Does not include 24,897 shares that are to vest after May 30, 2010 pursuant to an outstanding RSU grant.

(13)	Consists of 24,459 shares owned directly by Mr. Irwin. Does not include 24,897 shares that are to vest after May 30, 2010 pursuant to an outstanding RSU grant.

(14)	RSUs granted to Mr. Marshall in connection with his service as a director of the Company were assigned to funds affiliated with Technology Crossover Ventures. See Note 3.

(15)	Does not include 175,000 shares that are to vest after May 30, 2010 pursuant to an outstanding RSU grant.

(16)	Consists of 14,835 shares owned by Mr. Broitman. Does not include 55,833 shares that are to vest after May 30, 2010 pursuant to outstanding RSU grants.

(17)
Each of Messrs. Clarke, Ashman, Morrow and Elkes ceased to be employees of the Company in 2009.  As of March 31, 2010, no such individual held any outstanding options or RSUs from the Company and the Company does not have a reasonable basis of estimating how many shares, if any, of the Company’s common stock were beneficially owned as of March 31, 2010 by such individual (or, in the case of Mr. Morrow, who died in February 2010, by his estate, if any).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s outstanding common stock, to file initial reports of ownership and reports of changes in ownership of common stock with the SEC.  Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of such reports received by the Company with respect to fiscal 2009 and written representations from such reporting persons, the Company believes that all reports required to be filed under Section 16(a) have been timely filed by such persons, except that grants made by the Company in January 2009 to Eric Ashman, Thomas J. Clarke, Jr., James Cramer, Steven Elkes, William Gruver, Jay Hoag, Derek Irwin, David Morrow, Daryl Otte, Martin Peretz, Teresa Santos and Jeffrey Sonnenfeld were not timely filed; the Company in April 2010 filed Forms 4 for such grants to its then-current directors and officers, Messrs. Cramer, Gruver, Irwin and Otte and Dr. Peretz, but does not believe that Form 4 or 5 filings have been made with respect to the other grantees.  In addition, a Form 4 was filed one day late for a sale by Mr. Cramer in 2009; a Form 4 for each of Ronni Ballowe and Christopher Marshall were filed late related to an RSU grant; and four Forms 4 were filed late with respect to sales on six dates in 2009 by Dr. Peretz.

PROPOSAL 2
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THESTREET.COM, INC.
2007 PERFORMANCE INCENTIVE PLAN

You are being asked to approve the amendment and restatement of our 2007 Performance Incentive Plan (the “2007 Plan”).  The amendment (the “Amendment”) will increase the number of shares of our common stock that may be issued by 2,000,000 shares.  Prior to this amendment, the 2007 Plan authorized the issuance of up to 2,250,000 shares of our common stock, bringing the cumulative number of shares issuable under the 2007 Plan from its inception to 4,250,000.  The 2007 Plan authorizes the grant of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), other stock-based awards, and cash performance awards.  The Amendment also provides that all of the 2,000,000 shares being added by the Amendment may be used for any of the forms of awards authorized under the plan, including incentive stock options; prior to the Amendment the 2007 Plan authorized a maximum of 1,000,000 shares for grants of incentive stock options.

Approval of the amendment and restatement of the 2007 Plan also constitutes re-approval of the material terms of the 2007 Plan for purposes of Section 162(m) of the tax code.  The 2007 Plan has been structured in such a manner that equity awards and cash performance awards made under it can satisfy the requirements of “performance-based” compensation within the meaning of Section 162(m) of the tax code, while also permitting awards that do not satisfy these requirements.  In general, under Section 162(m) of the tax code, in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to any of specified executive officers, such compensation must qualify as “performance-based.”  One of the requirements of performance-based compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by stockholders within five years before the date of grant.  Those material terms were approved by our stockholders upon the original approval of the 2007 Plan in 2007.  Approval of the amendment and restatement of the 2007 Plan would  enable awards that qualify as “performance-based” under Section 162(m) to be granted under the 2007 Plan until the Company’s annual meeting held in 2015 (and the Amendment language would reflect this date).  In November 2009, the Board amended the definition of change in control in a manner deemed to be not material.  No other changes to the 2007 Plan are contained in the Amendment.

In April 2010, the Company’s Compensation Committee recommended and the Company’s full Board adopted the Amendment, subject to shareholder approval.  The Company’s Compensation Committee and the full Board believe that in order to successfully attract and retain the best possible candidates, we must continue to offer a competitive equity incentive program.  As of March 31, 2010, 470,716 shares of our common stock remained available for future grant of equity awards under the 2007 Plan, a number that our Compensation Committee and full Board believes to be insufficient to meet our anticipated needs.

The following summary of the 2007 Plan as proposed to be amended and restated is qualified in its entirety by the full text of the 2007 Plan as proposed to be amended and restated, which is included as Appendix A to this Proxy Statement.

Description of the 2007 Plan

Purpose.  The purpose of the 2007 Plan is to enable the Company to attract and motivate highly qualified employees, directors, consultants, and outside contributors to the Company’s products and services, align their financial interests with long-term shareholder value creation, reward exceptional performance, and provide for a correspondingly negative impact in the event of underperformance.

Eligibility.  Awards may be granted to current and prospective employees, directors, consultants and outside contributors to the Company’s products and services.

Administration.  The 2007 Plan will continue to be administered by a committee of the Board consisting of non-employee directors (the “Committee”), except that the full Board will continue to administer the 2007 Plan as it relates to awards to non-employee directors.  (References to the Committee in this description include the Board with respect to non-employee director awards.)  The Committee has the authority to establish rules and guidelines for the administration of the 2007 Plan; select the individuals to whom awards are granted; determine the types of awards to be granted and the number of shares or amount of cash covered by such awards; set the terms and conditions of awards; amend awards; interpret the 2007 Plan and award documents; and make all determinations necessary for the administration of the 2007 Plan.  The Committee may delegate to a committee of two or more officers the authority to grant awards other than to executive officers and directors, provided that the Committee specifies the total number of shares as to which awards may be granted under such a delegation.

Shares Available for Awards.  Assuming shareholders approve this proposal, a cumulative total of 4,250,000 shares of our common stock will have been reserved for issuance under the 2007 Plan (in addition to any unused shares from the Company’s 1998 Stock Incentive Plan, which was rolled into the 2007 plan upon its original adoption).  If any shares covered by an award under the 2007 Plan are forfeited or otherwise terminated without delivery of shares, then the shares covered by that award will again be available for future awards under the plan. Shares withheld from awards for the payment of tax withholding obligations, shares surrendered to pay the exercise price of stock options, and shares that were not issued as a result of the net exercise or net settlement of stock options or stock appreciation rights will also become available for future awards under the plan.  No individual may be granted any combination of stock options, SARs, restricted stock, RSUs, or other stock-based awards with respect to more than 1,000,000 shares in any fiscal year.  The plan limits do not apply to any shares that may be issued under awards assumed by the Company in a corporate acquisition or to dividend equivalents that may be awarded as part of other awards and paid in stock.

Stock Options and Stock Appreciation Rights.  The Committee may award stock options (which may be nonqualified options or incentive stock options) or stock appreciation rights, each with a maximum term of ten years.  Each stock option or SAR must have an exercise price not less than the fair market value of the Company’s stock on the date of grant.  Repricing is prohibited.  The Committee will establish the vesting schedule for the award as well as the method of payment of the option exercise price, which may include cash, shares, broker-assisted cashless exercise, and net exercise.  No more than a cumulative total of 3,000,000 shares may be issued with respect to incentive stock options.

Restricted Stock and Restricted Stock Units.  The Committee may award restricted stock and RSUs and establish the conditions on which they vest, which may include continued employment and/or satisfaction of performance objectives.  The Committee may provide for payment of an RSU award upon vesting or at a later date.  The Committee may determine whether unvested awards entitle the holder to receive dividends or dividend equivalents, and if so, the terms on which such amounts will be paid.

Other Stock-Based Awards.  The Committee may grant other stock-based awards that are denominated or payable in shares or valued in whole or in part by reference to shares, under such terms and conditions as the Committee may determine.

Cash Awards.  The Committee may grant cash awards which entitle the award holder to receive cash upon the satisfaction of performance objectives and other terms and conditions set forth in the award.  The performance objectives and amount of the award may be stated as a range of amounts payable upon attainment of specified levels of satisfaction of the performance objectives, and may relate to performance periods of one year or multiple years. The Committee may provide for payment of the award at the end of the performance period or at a later date, and may provide for dividend equivalents or other earnings to be credited on deferred amounts.  The maximum cash award which may be paid to any individual in any fiscal year (measured at the end of the performance period ending in the fiscal year, and without regard to increase in value of the award during any deferral period) is $7 million.

Performance Awards.  The Committee may grant performance awards, which may be cash or other awards authorized by the 2007 Plan, which are payable upon the achievement of performance goals during performance periods, as established by the Committee. Performance awards may, but need not, be structured to comply with the requirements for deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Performance awards may be based on any one or more of the following performance measures, which may be applied to the Company as a whole or to a subsidiary, business unit, business segment or business line:

(1)	net earnings or net income (before or after taxes);
(2)	earnings per share;
(3)	net sales or revenue growth;
(4)	gross revenues (and/or gross revenue growth) and/or mix of revenues among the Company’s business activities;
(5)	net operating profit (or reduction in operating loss);
(6)	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(7)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(8)	earnings before or after taxes, interest, depreciation, and/or amortization;
(9)	gross or operating margins;
(10)	productivity ratios (and/or such ratios as compared to various stock market indices);
(11)	stock price (including, but not limited to, growth measures and total shareholder return);
(12)	stock price and market capitalization ratios (including, but not limited to, price-to-earnings ratio and enterprise multiple);
(13)	expense targets;
(14)	margins;
(15)	operating efficiency;

(16)	market share;
(17)	customer satisfaction;
(18)	employee satisfaction or retention;
(19)	development and implementation of employee or executive development programs (including, but not limited to, succession programs);
(20)	working capital targets;
(21)	economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);
(22)	market value added;
(23)	debt to equity ratio;
(24)	strategic business goals relating to acquisitions, divestitures and joint ventures;
(25)	business goals relating to web sites operated by the Company;
(26)	business goals relating to advertising on Company web sites; and
(27)	business goals relating to subscriptions to Company products and services.

Each goal may be expressed as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies or published or special index.

Change in Control.  The Committee may provide that awards will become fully or partially vested upon a change in control and may provide that awards will be paid as soon afterwards as permitted under the tax laws.  A change in control is deemed to occur in very general terms upon (1) the acquisition of a majority of the Company’s voting securities, (2) the failure of the current directors (and any directors approved by them) to constitute a majority of the Company’s board, (3) a merger in which the Company’s shareholders before the transaction fail to own at least a majority of the voting power of the surviving corporation or the Company’s directors fail to constitute at least a majority of the board of the surviving corporation, (4) the sale of substantially all of the Company’s assets, and (5) shareholder approval of the liquidation of the Company.

Adjustments.  In the event of certain corporate transactions or events affecting the number or type of outstanding common shares of the Company, including, for example, a recapitalization, stock split, reverse stock split, reorganization, merger, spin-off or distribution of assets, the Board will make adjustments as it deems appropriate to prevent dilution or enlargement of benefits.  These adjustments include changing the number and type of shares to be issued under the 2007 Plan; changing the per-participant limitation on awards; and changing the number of shares (or amount of other property) subject to outstanding awards and the purchase or exercise price of outstanding awards.

Amendments.  The Board may amend the 2007 Plan from time to time.  The Board will seek shareholder approval of material amendments to the 2007 Plan as may be required by law, regulation or stock exchange rules. The Committee may waive conditions or amend the terms of outstanding awards, subject to certain limitations, such as the prohibition on repricing.

Termination.  The Plan is of unlimited duration.  However no award intended to qualify as performance-based compensation under Section 162(m) of the tax code (other than stock options and SARs) may be granted after the Company’s annual meeting held in 2015 unless the material terms of the performance goals have been approved by shareholders within the five years prior to such grant.  In addition, the Board may discontinue the 2007 Plan at any time, subject to any rights under previously-granted awards.

Federal Income Tax Consequences

The following is a very general description of some of the basic tax principles that apply to awards under the 2007 Plan.  The grant of an option or stock appreciation right will create no tax consequences for the participant or the Company.  A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply.  Upon exercise of a non-qualified option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price.  Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the option shares minus the exercise price.  Otherwise, a participant’s disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss.  Other awards under the 2007 Plan, including stock appreciation rights, restricted stock, RSUs and cash awards, generally will result in ordinary income to the participant at the later of the time of delivery of cash or shares, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered shares or other property.

Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant.  Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid to each of certain executive officers to $1 million per year, but allows deductions in excess of this amount for “performance-based compensation” as defined under Section 162(m).  The Company intends that options and SARs granted under the 2007 Plan will qualify as performance-based compensation under Section 162(m).  The Company intends to make all or a portion of the future annual bonus awards to executive officers as cash performance awards under the 2007 Plan that qualify for deductibility under Section 162(m).  A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2007 Plan will be fully deductible under all circumstances.  In addition, other awards under the 2007 Plan, such as restricted stock, RSUs and other stock-based awards, generally may not qualify, so that compensation paid to executive officers in connection with such awards may not be deductible.

This general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2007 Plan.  Different tax rules may apply to specific participants and transactions under the 2007 Plan.

Miscellaneous

On April 8, 2010, the closing price of the Company’s common stock as reported on the Nasdaq Stock Exchange was $3.66.

Approval of the amendment and restatement of the 2007 Plan requires the affirmative vote of a majority of the total votes present at the meeting (in person or by proxy) and entitled to vote on the proposal.  Abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect.

The Board of Directors recommends that stockholders vote FOR approval of the amendment and restatement of the Company’s 2007 Performance Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows shares reserved for issuance for outstanding awards granted under the 2007 Plan and the Company’s 1998 Stock Incentive Plan, our only equity compensation plans, as of December 31, 2009. This table does not include the shares which will become issuable under the proposed amendment of the 2007 Plan upon its approval by shareholders.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (a)		Weighted Average Exercise Price Of Outstanding Options, Warrants And Rights (b)		Number Of Securities Remaining Available For Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)

Equity compensation plans approved by stockholders	2,670,220	(1)	$2.12	(2)	964,614	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	2,670,220	(1)	$2.12	(2)	964,614	(3)

(1)	Includes 714,030 shares subject to outstanding stock options and 1,956,190 shares subject to outstanding RSU awards.

(2)	The weighted average exercise price does not take RSU awards into account because such awards have no exercise price.

(3)
These shares are available for issuance under the 2007 Plan (which includes unused shares rolled into that plan from the 1998 Stock Incentive Plan). The 2007 Plan provides for the issuance of shares pursuant to grants of stock options, stock appreciation rights, restricted stock, RSUs and other stock-based awards.

PROPOSAL 3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment of the Company’s independent registered public accounting firm.  The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of such independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board of Directors recommends that stockholders vote FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

Fees of Independent Registered Public Accountants

The Company’s independent registered public accounting firm was KPMG with respect to fiscal year 2009 and Marcum LLP (formerly known as Marcum & Kliegman LLP (“Marcum”)) with respect to fiscal year 2008.  The following table sets forth the aggregate fees billed to the Company by its independent registered public accounting firm for services rendered with respect to the fiscal years ended December 31, 2009 and 2008:

	2009	2008
	KPMG LLP	Marcum & Kliegman LLP
Audit fees	$460,000	$335,000
Audit-related fees	515,000	91,611
Tax fees	60,000	—
All other fees	7,478	33,822
Total Fees	$1,042,478	$460,444

In accordance with SEC rules, audit fees are fees that the Company paid to its independent registered public accounting firm for the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q, for the audits of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Audit-related fees for 2009 consisted of fees relating to examination of the Company’s accounting for its former Promotions.com subsidiary.  Audit-related fees for 2008 primarily consisted of fees relating to review of continuous disclosure documents and research regarding proper accounting treatment of restricted stock units.

Tax fees for 2009 related to preparation and filing of the Company’s fiscal 2008 tax returns (the work in 2008 with respect to the Company’s fiscal 2007 tax returns was not performed by Marcum).

All other fees for 2009 consisted of fees relating to incremental tax consulting services.   All other fees for 2008 primarily consisted of fees relating to due diligence discussions regarding mergers and acquisitions.

The Audit Committee approves, on a case-by-case basis, all audit, review or attest services and permitted non-audit services (including the fee arrangements and terms in respect of such services) to be performed by the Company’s independent registered public accounting firm prior to its engagement to perform such services.

Information Regarding Change of Independent Registered Public Accounting Firm

As previously disclosed by the Company, on February 26, 2009, the Audit Committee engaged KPMG to serve as the Company's independent registered public accounting firm for the year ended December 31, 2009, and notified Marcum that it would not re-engage Marcum as the Company's independent registered public accounting firm.  The decision not to re-engage Marcum and to select KPMG was the result of having undertaken our policy-mandated periodic RFP process conducted by the Audit Committee in the ordinary course of business.

Marcum's reports on the Company's consolidated financial statements for the fiscal years ended December 31, 2008 and 2007, as included within the Forms 10-K filed by the Company on March 13, 2009 (the “Original 2008 Form 10-K”) and on March 14, 2008 (the “2007 Form 10-K”), respectively, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.  In addition, Marcum's reports on the effectiveness of internal controls over financial reporting as of December 31, 2008 and 2007, included within the Original 2008 Form 10-K and the 2007 Form 10-K, respectively, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to audit scope.  On February 8, 2010, the Company filed an amendment on Form 10-K/A (the “2008 Form 10-K/A”) in order to restate and correct certain financial information previously included within the Original 2008 Form 10-K.  Marcum's report on the Company's consolidated financial statements for the fiscal years ended December 31, 2008 and 2007, as included within the 2008 Form 10-K/A, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles; however, Marcum's report on the effectiveness of internal controls over financial reporting as of December 31, 2008 included within the 2008 Form 10-K/A opined that, as the Company had subsequently determined, the Company did not maintain effective internal control over financial reporting as of December 31, 2008.  In addition, KPMG’s report on the effectiveness of internal controls over financial reporting as of December 31, 2009, as included within the Form 10-K filed by the Company on March 30, 2010 (the “2009 Form 10-K”), opined that, as the Company had determined, the Company did not maintain effective internal control over financial reporting as of December 31, 2009.  KPMG’s report on the Company's consolidated financial statements for the fiscal year ended December 31, 2009, as included within the 2009 Form 10-K, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2008 and 2007 and through the filing of the Original 2008 Form 10-K, (i) there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company's consolidated financial statements for such years, and (ii) there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.  The Company provided Marcum with a copy of the foregoing disclosures at the time of the filing of the Company's Current Reports on Form 8-K reporting the change in accounting firms.  Since January 1, 2007 and through February 26, 2009, the Company did not consult with KPMG regarding:  (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and KPMG did not provide either a written report or oral advice that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event (as such terms are used in Item 304(a)(1) of Regulation S-K).

2009 Report of the Audit Committee

The primary function of the Audit Committee is to oversee the Company’s accounting, auditing and financial reporting processes. The Audit Committee operates pursuant to a written charter adopted by the Board, which is publicly available on the Investor Relations section of the Company’s web site at http://www.thestreet.com/investor-relations/index.html, under “Corporate Governance.”

Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls.  In addition to preparing the Company’s financial statements in accordance with U.S. generally accepted accounting principles, management is responsible for assessing the effectiveness of the Company’s internal control over financial reporting.  The Company’s independent registered public accounting firm is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

Generally, at meetings of the Audit Committee held during fiscal 2009, the Audit Committee met with senior members of the Company’s finance department and members of the audit engagement team of the Company’s independent registered public accountant.  The Audit Committee also met regularly with the Company’s general counsel to discuss legal, corporate governance and regulatory matters that concern the Company.  In the performance of its oversight functions, the Audit Committee reviewed and discussed with management and representatives of the independent registered public accounting firm the audited financial statements as of and for the year ended December 31, 2009, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s consolidated financial statements as well as the auditors’ evaluation of the Company’s internal control over financial reporting.  The Audit Committee also met with representatives of the independent registered public accounting firm in private sessions, without members of the Company’s management being present, to discuss accounting, disclosure and internal control issues, including matters that the auditors are required to discuss with the Committee as required by professional standards.  The Audit Committee discussed with the independent registered public accounting firm its independence and received the written disclosures and letter from its independent registered public accounting firm as required by professional standards.

Pursuant to the Audit Committee Charter, the Audit Committee is also responsible for the appointment of the Company’s independent registered public accounting firm, evaluation of that firm’s performance and, when circumstances warrant, termination of that firm’s engagement.  Accordingly, the Audit Committee met with senior members of the Company’s financial management team in private sessions to discuss KPMG’s performance.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews and procedures.  In performing their oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors
Derek Irwin, Chairman
Ronni Ballowe
William R. Gruver

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with rules promulgated under the Exchange Act, which in certain circumstances may call for the inclusion of qualifying proposals in the Company’s Proxy Statement.  For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the Company’s Annual Meeting of Stockholders in 2011, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than December 18, 2010.  Such proposals should be directed to TheStreet.com, Inc., Attention: Secretary, 14 Wall Street, New York, New York 10005.

Except in the case of proposals made in accordance with Rule 14a-8, the Company’s By-laws require that stockholders desiring to bring any business before the Company’s Annual Meeting of Stockholders in 2011 deliver written notice thereof to the Company no earlier than February 28, 2011 and no later than March 28, 2011, and comply with all other applicable requirements of the By-laws. However, in the event that the Annual Meeting of Stockholders in 2011 is called for a date that is more than 30 days before or after the anniversary date of the Annual Meeting of Stockholders in 2010, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the Annual Meeting of Stockholders in 2011 was mailed to stockholders or made public, whichever first occurs.  In order for a proposal made outside of the requirements of Rule 14a-8 to be “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company in accordance with the time limits set forth in the foregoing advance-notice By-law provision.

The advance notice by stockholders must include the stockholder’s name and address; a description of the class and number of shares of capital stock of the Company owned beneficially or of record by the stockholder; a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business; a brief description of the proposed business and the reason for conducting such business at the annual meeting; and a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposed business and any material interest of such stockholder in the proposed business.  In the case of nominations for election to the Board, certain information regarding the nominee must also be provided.

OTHER MATTERS

The last date for timely filing stockholder proposals relating to the Annual Meeting under the Company’s By-laws was March 29, 2010.  As of the date of this Proxy Statement, the Board knows of no matters other than those described herein that will be presented for consideration at the Annual Meeting.  However, should any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their best judgment in the interests of the Company.

The Company’s Annual Report on Form 10-K with respect to the fiscal year ended December 31, 2009, which contains audited financial statements along with other information about the Company, is not incorporated in the Proxy Statement and is not to be deemed a part of the proxy soliciting material.

It is important that the proxies be returned promptly and that your shares be represented.  Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope or vote their shares by telephone or over the Internet.

By Order of the Board of Directors,

Gregory E. Barton
Secretary
New York, New York
April 15, 2010

APPENDIX A

THESTREET.COM, INC.
2007 PERFORMANCE INCENTIVE PLAN

(As Amended and Restated effective May 27, 2010)

SECTION 1	Compensation Philosophy and Purpose

It is the philosophy of the Compensation Committee of the Board of Directors of TheStreet.com, Inc. (the “Company”) to enhance shareholders’ long term interests by (i) motivating executive officers to achieve the highest levels of performance; (ii) recruiting and retaining talented employees; (iii) competing with rapidly growing, respected public companies in businesses similar to ours within clear and rational guidelines; and (iv) creating a compensation environment driven by accountability.

In furtherance of this philosophy, the purpose of TheStreet.com, Inc. 2007 Performance Incentive Plan (the “Plan”) is to enable the Company and its Related Companies (as defined below) to attract and motivate highly qualified employees, directors, consultants and outside contributors to the products and services of the Company and its Related Companies, align their financial interests with long-term shareholder value creation, reward exceptional performance, and provide for a correspondingly negative impact in the event of underperformance. For purposes of the Plan, a “Related Company” means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, at least a 20% beneficial ownership interest.

SECTION 2	Types of Awards

Awards under the Plan may be in the form of Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units (RSUs), Other Stock-Based Awards, and Cash Awards.

Awards may be free-standing or granted in tandem. If two awards are granted in tandem, the award holder may exercise (or otherwise receive the benefit of) one award only to the extent he or she relinquishes the tandem award.

SECTION 3	Administration

3.1           The Plan shall be administered (i) with respect to awards to directors who are not employees, by the Company’s Board of Directors (the “Board”) and (ii) with respect to awards to all other participants, by the Compensation Committee of the Board or such other committee of directors as the Board shall designate, which shall consist of not less than two directors and whose members shall serve at the pleasure of the Board. The Board or committee of the Board which is administering the Plan within the authority granted in the preceding sentence is hereafter referred to as the “Committee.”

3.2           The Committee shall have the following authority and discretion with respect to awards under the Plan: to grant awards (subject to any limitations contained in the Plan); to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any award granted under the Plan; to make all factual and other determinations necessary or advisable for the administration of the Plan; and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, the Committee shall have the authority:

(1)           to determine whether and to what extent any award or combination of awards will be granted hereunder;

(2)           to select the employees, directors, consultants or outside contributors to whom awards will be granted;

(3)           to determine the number of shares of the common stock of the Company (the “Stock”) to be covered by each award granted hereunder subject to the limitations contained herein;

(4)           to determine the terms and conditions of any award granted hereunder, including, but not limited to, any vesting or other restrictions based on such performance objectives (the “Performance Objectives”), continued employment, and such other factors as the Committee may establish, and to determine whether the Performance Objectives and other terms and conditions of the award have been satisfied;

(5)           to determine the treatment of awards upon an award holder’s retirement, disability, death, termination for cause or other termination of employment or service;

(6)           to determine whether amounts equal to the amount of any dividends declared with respect to the number of shares covered by an award (i) will be paid to the award holder currently, or (ii) will be deferred and deemed to be reinvested or otherwise credited to the award holder and paid at the date specified in the award, or (iii) that the award holder has no rights with respect to such dividends;

(7)           to amend the terms of any award, prospectively or retroactively; provided, however, that no amendment shall impair the rights of the award holder without his or her written consent; and further provided, that unless specifically approved by the stockholders the Committee shall have no power to (i) amend the terms of previously granted Stock Options or SARs to reduce the option price or base price of such awards, or (ii) cancel outstanding Stock Options or SARs and grant substitute Stock Options or SARs with a lower option price or base price than the cancelled awards;

(8)           to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry out the purpose of the Plan;

(9)           to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an award will be deferred either automatically or at the election of an award holder, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period (in each case, subject to any restrictions imposed by Section 409A of the Internal Revenue Code (the “Code”);

(10)           to determine, pursuant to a formula or otherwise, the fair market value of the Stock on a given date; provided, however, that unless the Committee determines that a different measure is more appropriate, the fair market value of the Stock shall be the closing price of the Stock (on such exchange or market as is determined by the Committee to be the primary market for the Stock) on the date in question or, if the date in question is not a trading day on such market, then the trading day immediately following the date in question;

(11)           to provide that the shares of Stock received as a result of an award shall be subject to a right of repurchase by the Company and/or a right of first refusal, in each case subject to such terms and conditions as the Committee may specify;

(12)           to adopt one or more sub-plans, consistent with the Plan, containing such provisions as may be necessary or desirable to enable awards under the Plan to comply with the laws of other jurisdictions and/or qualify for preferred tax treatment under such laws;

(13)           to the extent permitted by law, to delegate to a committee of two or more officers of the Company the authority to grant awards to employees who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934; provided, however, that any such delegation shall be set forth in a resolution of the Committee that specifies the total number of shares as to which awards may be granted under such delegation and any other limitations as may be imposed by the Committee; and

(14)           to delegate such administrative duties as it may deem advisable to one or more of its members or to one or more employees or agents of the Company.

3.3           The Committee shall have the right to designate awards as “Performance Awards.” The grant or vesting of a Performance Award shall be subject to the achievement of Performance Objectives established by the Committee based on one or more of the following criteria, in each case applied to the Company on a consolidated basis and/or to a subsidiary, business unit, business segment or business line, and which the Committee may use as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies or published or special index that the Committee deems appropriate:

(1)	Net earnings or net income (before or after taxes);

(2)	Earnings per share;

(3)	Net sales or revenue growth;

(4)	Gross revenues (and/or gross revenue growth) and/or mix of revenues among the Company’s business activities;

(5)	Net operating profit (or reduction in operating loss);

(6)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(7)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(8)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(9)	Gross or operating margins;

(10)	Productivity ratios (and/or such ratios as compared to various stock market indices);

(11)	Stock price (including, but not limited to, growth measures and total shareholder return);

(12)	Stock price and market capitalization ratios (including, but not limited to, price-to-earnings ratio and enterprise multiple)

(13)	Expense targets;

(14)	Margins;

(15)	Operating efficiency;

(16)	Market share;

(17)	Customer satisfaction;

(18)	Employee satisfaction or retention;

(19)	Development and implementation of employee or executive development programs (including, but not limited to, succession programs);

(20)	Working capital targets;

(21)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(22)	Market value added;

(23)	Debt to equity ratio;

(24)	Strategic business goals relating to acquisitions, divestitures and joint ventures;

(25)	Business goals relating to web sites operated by the Company or a Related Company;

(26)	Business goals relating to advertising on the Company or a Related Company’s web sites; and

(27)	Business goals relating to subscriptions to the Company or a Related Company’s products and services.

The Committee may provide in any Cash Award or other Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during the performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of adjustments to the Company’s deferred tax asset valuation allowance, (vii) acquisitions or divestitures, and (viii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards intended to be performance-based within the meaning of Section 162(m) of the Code, they shall be prescribed in a form that meets the requirements of Section 162(m).

3.4           All determinations and interpretations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and award holders.

3.5           The Committee may act by a majority of its members at a meeting (present in person or by conference telephone), by unanimous written consent or by any other method of director action then permitted under the General Corporation Law of the State of Delaware.

SECTION 4	Stock Subject to Plan

4.1           The total number of shares of Stock which may be issued under the Plan shall be 4,250,000 shares plus any unused shares authorized for awards under the Company’s 1998 Stock Incentive Plan (the “1998 Plan”), in each case subject to adjustment as provided in Section 4.4. No more than 3,000,000 shares may be granted with respect to incentive stock options (subject to adjustment as provided in Section 4.4) . Shares issued under the Plan may consist of authorized but unissued shares or shares which have been issued and reacquired by the Company. The payment of any award in cash shall not count against this share limit.

In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Company may assume or grant Stock Options or other awards in substitution for awards granted by such entity or an affiliate thereof, and such assumed or substituted awards shall not count against the share limit under this Plan. Any dividend equivalents that are granted with respect to other awards under this Plan and are paid in shares shall also not count against the share limit for the Plan.

4.2           To the extent a Stock Option or Stock Appreciation Right terminates without having been exercised, or an award terminates without the holder having received payment of the award, or shares awarded are forfeited (in each case including terminations and forfeitures of outstanding awards granted under the 1998 Plan), the shares subject to such award shall again be available for distribution in connection with future awards under this Plan. Shares of Stock equal in number to the shares surrendered in payment of the option price, and shares of Stock which are withheld in order to satisfy federal, state or local tax liability with respect to any award, shall not count against the above limit, and shall again be available for grants under the Plan. In the event that any Stock Option or SAR is exercised or settled by delivery of only the net shares representing the appreciation in the Stock, only the net shares delivered shall be counted against the Plan’s share limit.

4.3           No individual shall be granted Stock Options, SARs, Restricted Stock, RSUs, or Other Stock-Based Awards, or any combination thereof with respect to more than 1,000,000 shares of Stock in any fiscal year (subject to adjustment as provided in Section 4.4). The maximum Cash Award which may be paid to any individual in any fiscal year (measured at the end of the performance period or periods ending in the fiscal year, and without regard to increase in value of the award during any deferral period) is $7,000,000.

4.4           In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, Stock dividend, Stock split, reverse split, spin-off, split-up, split-off, extraordinary dividend, distribution of assets or other change in corporate structure affecting the Stock such that an adjustment is determined by the Board in its discretion to be appropriate in order to prevent dilution or enlargement of benefits under the Plan, then the Board shall, in such manner as it may in its discretion deem equitable, adjust any or all of (i) the aggregate number and kind of shares reserved for issuance under the Plan, (ii) the number and kind of shares as to which awards may be granted to any individual in any fiscal year or which may be granted with respect to incentive stock options, (iii) the number and kind of shares or other property subject to outstanding awards, and (iv) the amounts to be paid by award holders or the Company, as the case may be, with respect to outstanding awards.

In addition, upon the dissolution or liquidation of the Company or upon any reorganization, merger, or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation), or upon a sale of substantially all the assets of the Company, the Board or the Committee may take such action as it in its discretion deems appropriate to (i) subject to any limitations imposed by Section 409A of the Code, accelerate the time when awards vest and/or may be exercised and/or may be paid, (ii) cash out outstanding Stock Options and/or other awards at or immediately prior to the date of such event, (iii) provide for the assumption of outstanding Stock Options or other awards by surviving, successor or transferee corporations or entities, (iv) provide that in lieu of shares of Stock, the award recipient shall be entitled to receive the consideration he or she would have received in such transaction in exchange for such shares of Stock (or the fair market value thereof in cash), and/or (v) provide that Stock Options and SARs shall be exercisable for a period of at least 10 business days from the date of receipt of a notice from the Company of such proposed event, following the expiration of which period any unexercised Stock Options or SARs shall terminate.

No fractional shares shall be issued or delivered under the Plan. The Committee shall determine whether the value of fractional shares shall be paid in cash or other property, or whether such fractional shares and any rights thereto shall be cancelled without payment.

The Board’s determination as to which adjustments shall be made under this Section 4.4 and the extent thereof shall be final, binding and conclusive.

SECTION 5	Eligibility

Employees, directors, and consultants of the Company or a Related Company, and outside contributors to products and services of the Company or a Related Company are eligible to be granted awards under the Plan. In addition, awards may be granted to prospective employees, directors, consultants or outside contributors but such awards shall not become effective until the recipient’s commencement of employment or service with the Company or Related Company. Incentive Stock Options may be granted only to employees and prospective employees of the Company or of any parent or subsidiary of the Company (as those terms are defined in Section 424 of the Code). The participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

SECTION 6	Stock Options

6.1           The Stock Options awarded under the Plan may be of two types: (i) Incentive Stock Options within the meaning of Section 422 of the Code or any successor provision thereto; and (ii) Non-Qualified Stock Options. To the extent that any Stock Option is either designated as a Non-Qualified Stock Option or does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

6.2           Subject to the following provisions, Stock Options awarded under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:

(1)           Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee, but shall not be less than the fair market value of the Stock on the date of grant of the Stock Option. The date of grant of any Stock Option shall be the date of Committee approval of the Stock Option or a prospective date specified by the Committee, and for prospective employees, shall be no earlier than the first day of employment.

(2)           Option Term. The term of each Stock Option shall be fixed by the Committee; provided, however, that no Stock Option shall have a term longer than ten years.

(3)           Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. The Committee may waive such exercise provisions or accelerate the exercisability of the Stock Option at any time in whole or in part.

(4)           Method of Exercise. Stock Options may be exercised in whole or in part at any time during the option period by giving notice of exercise, in such manner as may be determined by the Company (which may be written or electronic), specifying the number of whole shares to be purchased, accompanied by payment of the aggregate option price for such shares. Payment of the option price shall be made in such manner as the Committee may provide in the award, which may include (i) cash (including cash equivalents), (ii) delivery (either by actual delivery of the shares or by providing an affidavit affirming ownership of the shares) of shares of Stock already owned by the optionee, (iii) broker-assisted “cashless exercise” in which the optionee delivers a notice of exercise together with irrevocable instructions to a broker acceptable to the Company to sell shares of Stock (or a sufficient portion of such shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the total option price and any withholding tax obligation resulting from such exercise, (iv) application of shares subject to the Stock Option to satisfy the option price, (v) any other manner permitted by law, or (vi) any combination of the foregoing.

(5)           No Stockholder Rights. An optionee shall have neither rights to dividends or other rights of a stockholder with respect to shares subject to a Stock Option until the optionee has duly exercised the Stock Option and a certificate for such shares has been duly issued (or the optionee has otherwise been duly recorded as the owner of the shares on the books of the Company).

(6)           Surrender Rights. The Committee may provide that options may be surrendered for cash upon any terms and conditions set by the Committee.

(7)           Non-transferability. Unless otherwise provided by the Committee, (i) Stock Options shall not be transferable by the optionee other than by will or by the laws of descent and distribution, and (ii) during the optionee’s lifetime, all Stock Options shall be exercisable only by the optionee or by his or her guardian or legal representative. The Committee, in its sole discretion, may permit Stock Options to be transferred to such other transferees and on such terms and conditions as may be determined by the Committee.

(8)           Termination of Employment. Following the termination of an optionee’s employment or service with the Company or a Related Company, the Stock Option shall be exercisable to the extent determined by the Committee. The Committee may provide different post-termination exercise provisions with respect to termination of employment or service for different reasons. The Committee may provide that, notwithstanding the option term fixed pursuant to Section 6.2(2), a Stock Option which is outstanding on the date of an optionee’s death shall remain outstanding for an additional period after the date of such death. The Committee shall have absolute discretion to determine the date and circumstances of any termination of employment or service.

6.3           Notwithstanding the provisions of Section 6.2, Incentive Stock Options shall be subject to the following additional restrictions:

(1)           No Incentive Stock Option shall have an option price which is less than 100% of the fair market value of the Stock on the date of grant of the Incentive Stock Option (or, with respect to prospective employees, on the first day of employment).

(2)           No Incentive Stock Option shall be exercisable more than ten years after the date such Incentive Stock Option is granted.

(3)           No Incentive Stock Option shall be awarded more than ten years after March 30, 2007, the date of Board approval of the Plan.

(4)           No Incentive Stock Option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, as defined in Section 424 of the Code, shall (A) have an option price which is less than 110% of the fair market value of the Stock on the date of grant of the Incentive Stock Option or (B) be exercisable more than five years after the date such Incentive Stock Option is granted.

(5)           The aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of the shares with respect to which Incentive Stock Options (granted under the Plan and any other plans of the Company, its parent corporation or subsidiary corporations, as defined in Section 424 of the Code) are exercisable for the first time by an optionee in any calendar year shall not exceed $100,000.

(6)           An optionee’s right to exercise an Incentive Stock Option shall be subject to the optionee’s agreement to notify the Company of any “disqualifying disposition” (for purposes of Section 422 of the Code) of the shares acquired upon such exercise.

(7)           Incentive Stock Options shall not be transferable by the optionee, other than by will or by the laws of descent and distribution. During the optionee’s lifetime, all Incentive Stock Options shall be exercisable only by such optionee.

The Committee may, with the consent of the optionee, amend an Incentive Stock Option in a manner that would cause loss of Incentive Stock Option status, provided the Stock Option as so amended satisfies the requirements of Section 6.2.

6.4           Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Stock Options in substitution for any options or other stock awards or stock-based awards granted by such entity or an affiliate thereof. Such substitute Stock Options may be granted on such terms as the Committee deems appropriate to prevent dilution or enlargement of the benefits under the prior award, notwithstanding any limitations on Stock Options contained in other provisions of this Section 6.

SECTION 7	Stock Appreciation Rights

A Stock Appreciation Right (“SAR”) shall entitle the holder thereof to receive, for each share as to which the award is granted, payment of an amount, in cash, shares of Stock, or a combination thereof as determined by the Committee, equal in value to the excess of the fair market value of a share of Stock on the date of exercise over an amount specified by the Committee. Any such award shall be in such form and shall have such terms and conditions as the Committee may determine; provided, however, that no SAR shall have a base price below the fair market value of the Stock on the date of grant or a term longer than ten years. The award shall specify the number of shares of Stock as to which the SAR is granted.

SECTION 8	Restricted Stock

Subject to the following provisions, all awards of Restricted Stock shall be in such form and shall have such terms and conditions as the Committee may determine:

(1)           The Restricted Stock award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest. The grant and/or the vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company and/or its Related Companies, upon the attainment of specified Performance Objectives or upon such other criteria as the Committee may determine.

(2)           Stock certificates representing the Restricted Stock awarded shall be registered in the award holder’s name (or the holder shall be recorded as the owner of the shares on the books of the Company), but the Committee may direct that such certificates be held by the Company or its designee on behalf of the award holder (or that transfer restrictions be placed on the shares). Except as may be permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the award holder until such share has vested in accordance with the terms of the Restricted Stock award. At the time Restricted Stock vests, a certificate for such vested shares shall be delivered to the award holder (or hi s or her designated beneficiary in the event of death), (or the award holder (or his or her designated beneficiary in the event of death) shall be duly recorded as the owner of the shares on the books of the Company), in each case free of all restrictions.

(3)           The Committee may provide that the award holder shall have the right to vote and/or receive dividends on Restricted Stock. Unless the Committee provides otherwise, Stock received as a dividend on, or in connection with a stock split of, Restricted Stock (or pursuant to adjustment under Section 4.4) shall be subject to the same restrictions as the Restricted Stock.

(4)           Except as may be provided by the Committee, in the event of an award holder’s termination of employment or service before all of his or her Restricted Stock has vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of Restricted Stock which have not vested shall be forfeited, and the Committee may provide that (i) any purchase price paid by the award holder shall be returned to the award holder or (ii) a cash payment equal to the Restricted Stock’s fair market value on the date of forfeiture, if lower, shall be paid to the award holder.

(5)           The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the award holder’s Restricted Stock (except that the Committee may not waive conditions or restrictions with respect to awards intended to qualify under Section 162(m) of the Code if such waiver would cause the award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code).

SECTION 9	Restricted Stock Units

Subject to the following provisions, all awards of Restricted Stock Units (“RSUs”) shall be in such form and shall have such terms and conditions as the Committee may determine:

(1)           The Restricted Stock Unit award shall specify the number of RSUs to be awarded and the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Stock will be deferred. The Committee may condition the grant or vesting of Restricted Stock Units, or receipt of Stock or cash at the end of the Deferral Period, upon the completion of a specified period of service with the Company and/or its Related Companies, upon the attainment of specified Performance Objectives, or upon such other criteria as the Committee may determine.

(2)           Except as may be provided by the Committee, RSU awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period.

(3)           At the expiration of the Deferral Period, the award holder (or his or her designated beneficiary in the event of death) shall receive (i) certificates for the number of shares of Stock equal to the number of shares covered by the RSU award (or the shares shall be duly recorded as owned by such holder on the books of the Company), (ii) cash equal to the fair market value of such Stock, or (iii) a combination of shares and cash, as the Committee may determine.

(4)           Except as may be provided by the Committee, in the event of an award holder’s termination of employment or service before the RSU has vested, his or her RSU award shall be forfeited.

(5)           The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, Stock or cash under a Restricted Stock Unit award (except that the Committee may not waive conditions or restrictions with respect to awards intended to qualify under Section 162(m) of the Code if such waiver would cause the award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code). In addition, the Committee shall not accelerate the payment of an RSU if such acceleration would violate Section 409A of the Code.

SECTION 10	Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which shall consist of any right that is not an award described in Sections 6, 7, 8 or 9 hereof and that is denominated or payable in Stock, or valued in whole or in part by reference to or otherwise based on or related to Stock (including, without limitation, securities convertible into Stock). The Committee shall determine the terms and conditions of any such award, subject to any limitations contained in the Plan.

SECTION 11	Cash Awards

11.1           The Committee may grant Cash Awards, which shall entitle the award holder to receive cash upon the satisfaction of the Performance Objectives and other terms and conditions set forth in the award. At the time of grant of a Cash Award, the Committee shall specify the applicable Performance Objectives and the performance period to which they apply, as well as the amount of the Cash Award to be paid upon satisfaction of the Performance Objectives (which may be stated as a range of amounts payable upon attainment of specified levels of satisfaction of the Performance Objectives). The Committee may determine that a Cash Award shall be payable upon achievement of any one Performance Objective, or any one of several Performance Objectives, or that two or more of the Performance Objectives must be achieved as a condition to payment of a Cash Award.

11.2           The Committee shall specify at the time of grant of a Cash Award the date or dates such Cash Award, to the extent earned, shall be payable, and may require all or a portion of the Cash Award to be deferred and payable only upon satisfaction of continued employment or other specified conditions. The Committee may also permit all or a portion of a Cash Award to be deferred at the award holder’s election, subject to Section 409A of the Code. Deferred portions of a Cash Award may be credited with interest, deemed invested in Stock, or deemed invested in such other investments as the Committee may specify.

11.3           The following additional requirements shall apply to Cash Awards intended to qualify as performance-based under Section 162(m) of the Code:

(1)           the Performance Objectives shall be established by the Committee not later than the earlier of (i) 90 days after the beginning of the applicable performance period, or (ii) the time 25% of such performance period has elapsed;

(2)           the Performance Objectives shall be objective and the achievement of such Performance Objectives shall be substantially uncertain (within the meaning of Section 162(m) of the Code) at the time the Performance Objectives are established;

(3)           the amount of the Cash Award payable upon each level of achievement of the Performance Objectives must be objectively determinable, except that the Committee shall have the right to reduce (but not increase) the amount payable, in its sole discretion; and

(4)           prior to payment of any Cash Award, the Committee shall certify in writing, in a manner which satisfies the requirements of Section 162(m) of the Code, that the Performance Objectives have been satisfied.

SECTION 12	Tax Withholding

Each award holder shall, no later than the date as of which an amount with respect to an award first becomes includible in such person’s gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Related Company), shall, to the extent permitted by law, have the right to deduct the minimum amount of any required tax withholdings from any payment of any kind otherwise due to the award holder.

To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an award holder may elect to have the minimum amount of any required tax withholding with respect to any awards hereunder satisfied by having the Company withhold shares of Stock otherwise deliverable to such person with respect to the award. Alternatively, the Committee may require that a portion of the shares of Stock otherwise deliverable be applied to satisfy the minimum withholding tax obligations with respect to the award.

SECTION 13	Beneficiary of Award Holder

13.1           Each award holder shall have the right, at any time, to designate any person or persons as such person’s Beneficiary or Beneficiaries (both primary and contingent) to whom payment in respect of the award holder’s awards under this Plan shall be paid in the event of the award holder’s death. Each Beneficiary designation shall become effective only when filed in writing with the Company during the award holder’s lifetime on a form provided by the Company. If an award holder is married, his or her designation of Beneficiary or Beneficiaries other than his/her spouse or his/her estate shall not be effective unless the Beneficiary designation has been signed by the spouse and notarized.

13.2           If an award holder fails to designate a Beneficiary as provided above or if all designated Beneficiaries predecease the award holder, payment of the holder’s awards shall be made to the holder’s estate.

SECTION 14	Amendments and Termination

14.1           The Plan is of unlimited duration. However, no award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Stock Options or SARs) shall be granted after the Company’s annual meeting held in 2015 unless the material terms of the performance goals (as defined in Section 162(m)) have been reapproved by the Company’s stockholders within the five years prior to such grant.

14.2           The Board may discontinue the Plan at any time and may amend it from time to time. No amendment or discontinuation of the Plan shall adversely affect any award previously granted without the award holder’s written consent. Amendments may be made without stockholder approval except as required to satisfy applicable laws or regulations or the requirements of any stock exchange or market on which the Stock is listed or traded.

14.3           The Committee may amend the terms of any award prospectively or retroactively, subject to the limitations set forth in Section 3.2(7) hereof.

14.4           Notwithstanding the foregoing provisions of this Section 14, the Committee shall have the right, in its sole discretion, to amend the Plan and all outstanding awards without the consent of stockholders or award holders to the extent the Committee determines such amendment is necessary or appropriate to comply with Section 409A of the Code.

14.5           Notwithstanding any other provision of the Plan or of any award, the Committee shall have the right, in its sole discretion, to terminate the Plan and all outstanding awards (or, to the extent permitted under Section 409A of the Code, to terminate all awards subject to Section 409A of the Code) and distribute amounts payable under such awards immediately prior to or within 12 months after the occurrence of a change in control event (as defined under Section 409A).

SECTION 15	Change of Control

15.1           In the event of a Change of Control, if (and only to the extent) so determined by the Committee and specifically documented in either a special form of agreement at the time of grant or an amendment to an existing agreement, in each case on an individual-by-individual basis:

(1)           all or a portion (as determined by the Committee) of outstanding Stock Options and/or SARs awarded to such individual under the Plan shall become fully exercisable and vested; and

(2)           the restrictions applicable to all or a portion (as determined by the Committee) of any outstanding Restricted Stock awards, RSU awards and/or Other Stock-Based Awards under the Plan held by such individual shall lapse and such shares and awards shall be deemed fully vested.

In addition, the Committee may, in its sole discretion, determine the treatment of Cash Awards upon a Change of Control and, to the extent permitted under Section 409A of the Code, accelerate the payment date of all or any portion of an award holder’s RSU awards and Cash Awards upon a Change of Control.

15.2         A “Change of Control” means the happening of any of the following:

(1)            the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company and its subsidiaries as determined immediately prior to that date and any of its or their employee benefit plans) of beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of a majority of the total combined voting power of all classes of stock of the Company having the right under ordinary circumstances to vote at an election of the Board of Directors of the Company;

(2)           the date on which a majority of the members of the Board consist of persons other than Current Directors (which term shall mean any member of the Board on the effective date of this Plan and any member whose nomination or election has been approved by a majority of Current Directors then on the Board);

(3)           the date of consummation of a merger or consolidation of the Company with another corporation or other entity where (x) stockholders of the Company immediately prior to such merger or consolidation would not beneficially own following such merger or consolidation shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the surviving corporation would be entitled in the election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of voting securities of the Company, or (y) where the members of the Company’s Board of Directors, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger; or

(4)           the sale of all or substantially all of the assets of the Company; or

(5)           the date of approval by the stockholders of the Company of a plan of complete liquidation of the Company.

SECTION 16	General Provisions

16.1         Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or market or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the recipient of an award with respect to the disposition of Stock, is necessary or desirable in order to satisfy any legal requirements, or the issuance, sale or delivery of any shares of Stock is or may in the circumstances be unlawful under the laws or regulations of any applicable jurisdiction, the right to exercise such Stock Option or SAR shall be suspended, such award shall not be granted, and/or the shares subject to such award will not be issued, sold or delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee, and the Committee determines that the issuance, sale or delivery of the shares is lawful. The application of this Section shall not extend the term of any Stock Option or other award. The Company shall have no obligation to effect any registration or qualification of the Stock under federal or state laws or to compensate the award holder for any loss caused by the implementation of this Section 16.1.

16.2         Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including arrangements providing for the issuance of Stock. Nothing in the Plan nor any award hereunder shall confer upon any award holder any right to continued employment or service with the Company or a Related Company, or interfere in any way with the right of any such company to terminate such employment or service.

16.3           Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

16.4           No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan or any award hereunder, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

16.5           Although the Company may endeavor to qualify an award for favorable tax treatment (e.g. incentive stock options under Section 422 of the Code) or to avoid adverse tax treatment (e.g. under Section 409A of the Code), the Company makes no representation that the desired tax treatment will be available and expressly disclaims any liability for the failure to maintain favorable or avoid unfavorable tax treatment.

16.6           Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or Related Company and an award holder, and no award holder will, by participation in the Plan, acquire any right in any specific Company property, including any property the Company may set aside in connection with the Plan. To the extent that any award holder acquires a right to receive payments from the Company or any Related Company pursuant to an award, such right shall not be greater than the right of an unsecured general creditor.

16.7           The Plan and all awards hereunder shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.

16.8           This Plan became effective on March 30, 2007, subject to approval of the Company’s stockholders at the 2007 annual meeting.   The Plan, as amended and restated, shall be effective on May 27, 2010, subject to approval of the Company’s stockholders at the 2010 annual meeting.

FORM OF PROXY CARD

THE STREET.COM, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 27, 2010

The undersigned hereby appoints Daryl Otte and Gregory E. Barton, with power to act without the other and with full power of substitution and resubstitution, as Proxies to represent and to vote, as designated on the reverse side, all shares of Common Stock, $.01 par value, of TheStreet.com, Inc. (the “Company”) owned by the undersigned, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 27, 2010, at 10:00 a.m. at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, upon such business as may properly come before the Annual Meeting or any adjournment or postponement thereof, including the matters set forth on the reverse side.  You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations.  The Proxies cannot vote your shares unless you sign and return this card.  Unless a contrary direction is indicated this Proxy will be voted for all nominees and for Proposals 2 and 3, as more specifically described in the Proxy Statement.  If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

THESTREET.COM, INC.

May 27, 2010

Please date, sign and mail your proxy card in the
envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	The Board of Directors recommends that you vote FOR the following:		FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)	WITHHOLD AUTHORITY FOR ALL NOMINEES

1.	Election of Class II Directors		☐	☐	☐

	Nominees:	m William R. Gruver

m Daryl Otte

INSTRUCTION: To withhold authority for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you with to withhold, as shown here: •
The Board of Directors recommends that you vote FOR the following proposal:
			FOR	AGAINST	ABSTAIN

2.	The proposal to amend and restate the Company’s 2007 Performance Incentive Plan.		☐	☐	☐
The Board of Directors recommends that you vote FOR the following proposal:
			FOR	AGAINST	ABSTAIN

3.	The proposal to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010.		☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the adjacent address space.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.